                                                                Exhibit 4.1


                                                                EXECUTION  COPY



          ************************************************************




                                    RPM, INC.



                                CREDIT AGREEMENT


                          Dated as of February 3, 1997



                                  $500,000,000



                               NATIONAL CITY BANK

                             as Documentation Agent


                            THE CHASE MANHATTAN BANK

                             as Administrative Agent




          ************************************************************

                                        TABLE OF CONTENTS

                                                                         PAGE

SECTION 1.  Definitions and Accounting Matters..............................1

1.01     Certain Defined Terms..............................................1
1.02     Accounting Terms and Determinations...............................13
1.03     Class and Types of Loans..........................................14

SECTION 2.  Commitments....................................................14

2.01     Loans.............................................................14
2.02     Reductions of Commitments.........................................15
2.03     Fees..............................................................15
2.04     Lending Offices...................................................16
2.05     Several Obligations...............................................16
2.06     Notes.............................................................16
2.07     Use of Proceeds...................................................16

SECTION 3.  Borrowings, Conversions and Prepayments........................17

3.01     Borrowings........................................................17
3.02     Prepayments and Conversions.......................................17
3.03     Competitive Bid Procedure.........................................17

SECTION 4.  Payments of Principal and Interest.............................20

4.01     Repayment of Loans................................................20
4.02     Interest..........................................................20

SECTION 5.  Payments; Pro Rata Treatment; Computations; Etc................22

5.01     Payments..........................................................22
5.02     Pro Rata Treatment................................................23
5.03     Computations......................................................23
5.04     Minimum and Maximum Amounts; Types................................23
5.05     Certain Notices...................................................23
5.06     Non-Receipt of Funds by the Administrative Agent..................24
5.07     Sharing of Payments, Etc..........................................25
5.08     Taxes.............................................................25




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


                                                                         PAGE

SECTION 6.  Yield Protection and Illegality................................28

6.01     Additional Costs..................................................28
6.02     Limitation on Types of Loans......................................29
6.03     Illegality........................................................30
6.04     Substitute Base Rate Loans........................................30
6.05     Compensation......................................................31
6.06     Capital Adequacy..................................................31
6.07     Substitution of Lender............................................32

SECTION 7.  Conditions Precedent...........................................32

7.01     Initial Loans.....................................................32
7.02     Initial and Subsequent Loans......................................34

SECTION 8.  Representations and Warranties.................................34

8.01     Corporate Existence...............................................34
8.02     Information.......................................................34
8.03     Litigation........................................................36
8.04     No Breach.........................................................36
8.05     Corporate Action..................................................36
8.06     Approvals.........................................................37
8.07     Regulations U and X...............................................37
8.08     ERISA.............................................................37
8.09     Taxes.............................................................37
8.10     Subsidiaries......................................................37
8.11     Investment Company Act............................................38
8.12     Public Utility Holding Company Act................................38
8.13     Ownership and Use of Properties...................................38
8.14     Environmental Matters.............................................38

SECTION 9.  Covenants......................................................38

9.01     Information.......................................................38
9.02     Taxes and Claims..................................................40
9.03     Insurance.........................................................41
9.04     Maintenance of Existence; Conduct of Business.....................41
9.05     Maintenance of and Access to Properties...........................41
9.06     Compliance with Applicable Laws...................................41
9.07     Litigation........................................................42



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                                                                         PAGE

9.08     Leverage Ratio....................................................42
9.09     Interest Coverage Ratio...........................................42
9.10     Mergers, Asset Dispositions, Etc..................................42
9.11     Liens.............................................................42
9.12     Investments.......................................................43
9.13     Transactions with Affiliates......................................43
9.14     Lines of Business.................................................44
9.15     Environmental Matters.............................................44
9.16     Lease Payments....................................................44

SECTION 10.  Defaults......................................................45

10.01    Events of Default.................................................45

SECTION 11.  The Administrative Agent......................................48

11.01    Appointment, Powers and Immunities................................48
11.02    Reliance by Administrative Agent..................................48
11.03    Defaults..........................................................49
11.04    Rights as a Lender................................................49
11.05    Indemnification...................................................49
11.06    Non-Reliance on Administrative Agent and Other Lenders............50
11.07    Failure to Act....................................................50
11.08    Resignation or Removal of Administrative Agent....................50
11.09    Documentation Agent...............................................51

SECTION 12.  Miscellaneous.................................................51

12.01    Waiver............................................................51
12.02    Notices...........................................................51
12.03    Expenses, Etc.....................................................52
12.04    Indemnification...................................................52
12.05    Amendments, Etc...................................................52
12.06    Successors and Assigns............................................53
12.07    Confidentiality...................................................54
12.08    Survival..........................................................54
12.09    Captions..........................................................55
12.10    Counterparts; Integration.........................................55
12.11    GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF
         JURY TRIAL........................................................55

                                            SCHEDULES

 PRICING SCHEDULE
 SCHEDULE I  -  Subsidiaries and Joint Ventures


                                            EXHIBITS

 EXHIBIT A   - Form of Note
 EXHIBIT B-1 - Form of Opinion of Counsel to
                        the Company
 EXHIBIT B-2 - Form of Opinion of General Counsel
                        of the Company
 EXHIBIT C   - Form of Opinion of Special Counsel to
                        the Administrative Agent

                                CREDIT AGREEMENT


         AGREEMENT dated as of February 3, 1997 among: RPM, INC., a corporation duly organized and validly existing under the laws of the State of Ohio (together with its successors, the "COMPANY"); each of the lenders which is or which may from time to time become a signatory hereto (individually, together with its successors, a "LENDER" and, collectively, together with their respective successors, the "LENDERS"); NATIONAL CITY BANK, as documentation agent for the Lenders (in such capacity, the "DOCUMENTATION AGENT"); and THE CHASE MANHATTAN BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "ADMINISTRATIVE AGENT").

         The parties hereto agree as follows:

         SECTION 1.  Definitions and Accounting Matters.

         1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

         "ABSOLUTE RATE" shall mean, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

         "ACCEPTABLE INSURER" means an insurance company (i) having an A.M. Best rating of "A-" or better and being in a financial size category of X or larger (as such category is defined as of the date hereof) or (ii) otherwise acceptable to the Majority Lenders. First Colonial Insurance Company, a wholly-owned Subsidiary of the Company, is deemed to be acceptable with respect to the dollar amount of insurance it is providing on the date of this Agreement.

         "ACQUIRED BUSINESS" shall mean all of the stock of Tremco Incorporated, an Ohio corporation, and certain of its Affiliates, but specifically excluding Tremco S.A. (France).

         "ACQUISITION" shall mean the acquisition by the Company of the Acquired Business and all other transactions contemplated by the Acquisition Documents to be consummated on or before the Closing Date.

         "ACQUISITION DOCUMENTS" shall mean the Stock Purchase Agreement, dated October 21, 1996, as amended by Amendment No. 1 thereto dated as of February 1, 1997, between the Company and The B.F.Goodrich Company, including the exhibits and schedules thereto, and all material agreements, documents and instruments executed and delivered by or addressed to or specifically required by the Company pursuant to or in connection with any of the foregoing.

         "ADJUSTED CD RATE", for any CD Loans, shall mean for the Interest Period for such Loans a rate per annum determined by the Administrative Agent pursuant to the following formula:

                                  [ CDBR       ]
                  ACDR   =       ______________  + AR
                                  [ 1.00 - DRP ]

                  ACDR   =        Adjusted CD Rate
                  CDBR   =        CD Base Rate for the Interest
                                  Period for such Loans (rounded
                                  upward, if necessary, to the
                                  next higher 1/100 of 1%)
                  DRP    =        Domestic Reserve Percentage
                  AR     =        Assessment Rate

         "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly more than 5% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 5% of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

         "APPLICABLE LENDING OFFICE" shall mean, for each Lender and for each Type of Loan, the Lending Office of such Lender (or of an affiliate of such Lender) designated for such Type of Loan below its name on the signature pages hereof or



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



such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type are to be made and/or issued and maintained.

         "APPLICABLE MARGIN" shall mean, with respect to any Loan, the rate per annum (calculated as a function of the Type of such Loan) determined in accordance with the Pricing Schedule.

         "ASSESSMENT RATE" shall mean, for any day, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. ss. 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

         "BANKRUPTCY CODE" shall mean the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.

         "BASE RATE" shall mean, with respect to any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Federal Funds Rate plus 1/2 of 1% or (ii) the Prime Rate.

         "BASE RATE LOANS" shall mean Loans which bear interest at a rate based upon the Base Rate.

         "BASIC DOCUMENTS" shall mean this Agreement, the Notes and the Acquisition Documents.

         "BUSINESS DAY" shall mean any day other than a day on which commercial banks are authorized or required to close in New York City and, where such term is used in the definition of "Quarterly Date" in this Section 1.01 or if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, conversion or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "CAPITAL LEASE OBLIGATIONS" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

         "CD BASE RATE" shall mean, with respect to any CD Loans, the arithmetic mean, as calculated by the Administrative Agent, of the respective rates per annum (rounded upwards, if necessary, to the nearest 1/20 of 1%) of the Reference Lenders, in each such case determined by the Reference Lender to be the average of the bid rates quoted to it at its principal office at approximately 10:00 a.m. New York City time (or as soon thereafter as practicable) on the first day of the Interest Period for such Loan by New York certificate of deposit dealers of recognized standing selected by such Reference Lender for the purchase at face value of certificates of deposit of such Reference Lender with a term, and in an amount, comparable to such Interest Period and the principal amount of the CD Loan which shall be made by such Reference Lender and outstanding during such Interest Period; provided that, if such quotations from such dealers are not available to such Reference Lender, such Lender shall notify the Administrative Agent of a reasonably equivalent rate determined by it on the basis of another source or sources selected by it.

         "CD LOANS" shall mean Loans, the interest on which is determined on the basis of rates referred to in the definition of "CD Base Rate" in Section 1.01.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

         "CHASE" shall mean The Chase Manhattan Bank and its successors.

         "CLASS" shall have the meaning assigned to such term in Section 1.03 hereof.

         "CLOSING DATE" shall mean the date of the initial Loans hereunder.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

         "COMMITMENT" shall mean, as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Commitment" (as the same may be reduced from time to time pursuant to Section 2.02 hereof).

         "COMPETITIVE BID" shall mean an offer by a Lender to make a Competitive Loan in accordance with Section 3.03 hereof.

         "COMPETITIVE BID RATE" shall mean, with respect to any Competitive Bid, the Competitive Margin or the Absolute Rate, as applicable, offered by the Lender making such Competitive Bid.

         "COMPETITIVE BID REQUEST" shall mean a request by the Company for Competitive Bids in accordance with Section 3.03 hereof.

         "COMPETITIVE LOAN" shall mean a loan made pursuant to Section 3.03 hereof.

         "COMPETITIVE MARGIN" shall mean, with respect to any Eurodollar Competitive Loan, the marginal rate of interest, if any, to be added to or subtracted from the Eurodollar Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

         "CONTROLLED GROUP" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

         "DEFAULT" shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "DISCLOSURE DOCUMENTS" shall mean the Company's annual report on Form 10-K for 1996 and quarterly reports on Form 10-Q for the quarterly periods ended August 31, 1996 and November 30, 1996, in each case as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and the audited consolidated financial statements of Tremco Incorporated as of and for the ten-month period ended October 31, 1996 delivered as one of the Acquisition Documents.

         "DOLLARS" and "$" shall mean lawful money of the United States of America.

         "DOMESTIC RESERVE PERCENTAGE" shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the Interest Period for which the Adjusted CD Rate is being determined and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

         "EBIT" shall mean, for any period, determined on a consolidated basis for the Company and its Subsidiaries, net operating income of the Company and its Subsidiaries (calculated before provision for income taxes, interest expense, extraordinary items and income attributable to equity in affiliates) for such period.

         "ENVIRONMENTAL LAWS" shall mean any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or release of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

         "ENVIRONMENTAL LIABILITIES" shall mean all liabilities in connection with or relating to the business, assets, presently or previously owned or leased property, activities (including, without limitation, off-site disposal) or operations of the Company and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "EURODOLLAR BASE RATE" shall mean, with respect to any Eurodollar Loans, the rate per annum appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the first day of the Interest Period for such Eurodollar Loans, as the rate for Dollar deposits for a period comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "Eurodollar Base Rate" with respect to such Eurodollar Loans for such Interest Period shall be the arithmetic mean, as calculated by the Administrative Agent, of the respective rates per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Reference Lenders at approximately 11:00 a.m. London time by the principal London branch of each of the Reference Lenders on the day two Business Days prior to the first day of the Interest Period for such Loans for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to such Interest Period and the principal amount of the Eurodollar Loan which shall be made by such Reference Lender and outstanding during such Interest Period. If any Reference Lender is not participating in any Eurodollar Loans during the Interest Period therefor (pursuant to Section 3.03 or 6.04 hereof or for any other reason), the Eurodollar Base Rate for such Loans for such Interest Period shall be determined by reference to the amount of the Loan which such Reference Lender would have made had such Loans been Revolving Loans in which it was participating. If any Reference Lender does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Lender or Lenders or, if none of such quotations is available on a timely basis, the provisions of Section 6.02 shall apply.

         "EURODOLLAR LOANS" shall mean Loans the interest on which is determined on the basis of rates referred to in the definition of "Eurodollar Base Rate" in this Section 1.01.

         "EURODOLLAR RATE" shall mean, for any Eurodollar Loans, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to (i) the Eurodollar Base Rate for such Loans for the Interest Period for such Loans divided by (ii) 1 minus the Eurodollar Reserve Requirement for such Loans for such Interest Period.

         "EURODOLLAR RESERVE REQUIREMENT" shall mean, for any Eurodollar Loans for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation
D).



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



Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.01 or
(ii) any category of extensions of credit or other assets which include Eurodollar Loans.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 10.01 hereof.

         "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Administrative Agent.

         "FIXED RATE LOANS" shall mean CD Loans or Eurodollar Revolving Loans or both, as the context may require, and for purposes of Section 6 hereof only, shall also mean Eurodollar Competitive Loans.

         "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

         "GUARANTY" by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at an arm's length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "HAZARDOUS SUBSTANCES" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

         "INDEBTEDNESS" shall mean, as to any Person (determined without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable (other than for borrowed money) incurred in the ordinary course of business; (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) obligations of such Person to redeem or otherwise retire shares of capital stock of such Person; (v) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above Guaranteed by such Person.

         "INTEREST EXPENSE" shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Company and its Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense.

         "INTEREST PERIOD" shall mean,

         (1) with respect to any Eurodollar Loans, the period commencing on the date such Loans are made or converted from other types of Loans or the last day of the next preceding Interest Period with respect to such Loans and ending on the numerically corresponding day in the first, second (subject to the availability of deposits of the corresponding maturity to each of the Lenders in the London interbank market), third or sixth calendar month thereafter, as the Company may select as provided in Section 5.05 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

         (2) with respect to any CD Loans, the period commencing on the date such Loans are made or converted from other Types of Loans or the last day of the next preceding Interest Period with respect to such Loans and ending on the day 30, 60, 90 or 180 days thereafter, as the Company may select as provided in
Section 5.05 hereof; and

         (3) with respect to any Absolute Rate Competitive Loans, the period (which shall not be less than seven days or more than 360 days) commencing on the date such Loans are made and ending on the date specified in the applicable Competitive Bid Request.

         Notwithstanding the foregoing: (i) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (ii) no Interest Period for any Fixed Rate Loans shall have a duration of less than one month (in the case of Eurodollar Loans) or 30 days (in the case of CD Loans) and, if the Interest Period for any Fixed Rate Loan would otherwise be a shorter period, such Loans shall not be available hereunder.

         "INVESTMENTS" shall have the meaning assigned to such term in Section
9.12 hereof.

         "LIEN" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "LIQUID INVESTMENTS" shall mean (i) certificates of deposit maturing within 90 days of the acquisition thereof denominated in Dollars and issued by
(X) a Lender or (Y) a bank or trust company having combined capital and surplus of at least $500,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A- or higher by Standard & Poor's Corporation or A-3 or higher by Moody's Investors Service, Inc.; (ii) obligations issued or guaranteed by the United States of America, with maturities not more than one year after the date of issue; and (iii) commercial paper with maturities of not more than 90 days and a published rating of not less than A-1 from Standard & Poor's Corporation or P-1 from Moody's Investors Service, Inc.

         "LOANS" shall mean the loans made by the Lenders to the Company pursuant to this Agreement.

         "MAJORITY LENDERS" shall mean, at any time while no Revolving Loans are outstanding, Lenders having at least 51% of the aggregate amount of the Commitments and, at any time while Revolving Loans are outstanding, Lenders holding at least 51% of the outstanding aggregate principal amount of the Revolving Loans; provided that for purposes of declaring the Loans to be due and payable pursuant to Section 10.01 and for all purposes after the Loans become due and payable pursuant to Section 10.01 hereof or the Commitments terminate, the outstanding principal amount of the Competitive Loans shall be added to the outstanding principal amount of the Revolving Loans in determining the Majority Lenders.

         "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities (including, without limitation, tax and ERISA liabilities and Environmental Liabilities), business, operations, capitalization, shareholders' equity, franchises or prospects of the Company and its Subsidiaries, taken as a whole; or (ii) a material adverse effect on the ability of the Company to perform its obligations under the Credit Agreement or the Notes.

         "MULTIEMPLOYER PLAN" shall mean at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

         "NOTES" shall have the meaning assigned to such term in Section 2.06 hereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "PERSON" shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

         "PLAN" shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or contributed to, by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by the Company or any Person which was at such time a member of the

Controlled Group for employees of any Person which was at such time a member of the Controlled Group.

         "POST-DEFAULT RATE" shall mean, in respect of any principal of any Loan or any other amount payable by the Company under this Agreement, a rate per annum equal to the sum of 2% plus the higher of (i) the Base Rate as in effect from time to time PLUS the Applicable Margin for Base Rate Loans and (ii) in the case of any Loan, the rate of interest (if any) otherwise applicable to such Loan.

         "PRICING SCHEDULE" shall mean the Pricing Schedule attached hereto.

         "PRIME RATE" shall mean the rate of interest from time to time announced by Chase at the Principal Office as its prime commercial lending rate. Each change in the interest rate provided for herein resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.

         "PRINCIPAL OFFICE" shall mean the principal office of Chase, presently located at 1 Chase Manhattan Plaza, New York, New York 10081.

         "QUARTERLY DATES" shall mean the last Business Day of each March, June, September and December.

         "REFERENCE LENDERS" shall mean each of National City Bank, The First National Bank of Chicago and Chase.

         "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

         "REGULATORY CHANGE" shall mean, with respect to any Lender, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D) or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including such Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "RELEASE" shall mean any discharge, emission or release, including a "Release" as defined in CERCLA at 42 U.S.C. Section 9601(22). The term "Released" shall have a corresponding meaning.

         "REVOLVING CREDIT PERIOD" shall mean the period from and including the date hereof to but not including February 3, 2002.

         "REVOLVING LOAN" shall mean a Loan made pursuant to Section 2.01(a) hereof.

         "SENIOR OFFICER" shall mean the chief executive officer, president, chief financial officer or vice president-finance and treasurer of the Company.

         "SIGNIFICANT SUBSIDIARY" shall mean at any time any Subsidiary of the Company, except Subsidiaries of the Company which, if aggregated and considered as a single Subsidiary at the time of occurrence with respect to such Subsidiaries of any event or condition of the kind described in clause (e), (f) or (g) of Section 10.01, would not meet the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

         "SUBSIDIARY" shall mean, with respect to any Person, any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person or by such Person and one or more of the Subsidiaries of such Person.

         "TYPE" shall have the meaning assigned to such term in Section 1.03 hereof.

         "UNFUNDED LIABILITIES" shall mean, with respect to any Plan, at any time, the amount (if any) by which (i) the value of all benefits liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any member of the Controlled Group to the PBGC or any other Person under Title IV of ERISA.

         1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP; provided that if any change in GAAP in itself materially affects the calculation of any financial covenant in Section 9, the Company may by notice to the Administrative Agent, or the Administrative Agent (at the request of the Majority Lenders) may by notice to the Company, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Company, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to Section 9.01 after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs. To enable the ready determination of compliance with the covenants set forth in Section 9 hereof, the Company will not change from May 31 in each year the date on which its fiscal year ends, nor from August 31, November 30 and February 28 the dates on which the first three fiscal quarters in each fiscal year end.

         1.03 Class and Types of Loans. Loans hereunder are distinguished by "Class" and "Type". The "Class" of a Loan refers to whether such Loan is a Revolving Loan or a Competitive Loan. The "Type" of a Loan refers to whether such Loan is a Eurodollar Loan, a CD Loan or a Base Rate Loan or, in the case of a Competitive Loan, a Eurodollar Loan or an Absolute Rate Loan. Thus, for example, a "Eurodollar Competitive Loan" is a Competitive Loan which is also a Eurodollar Loan.

         SECTION 2.  Commitments.

         2.01 Loans.

         (a) Revolving Loans. Each Lender severally agrees, on the terms and subject to the conditions of this Agreement, to make Revolving Loans from time to time during the Revolving Credit Period to the Company in an aggregate principal amount at any one time outstanding which shall not (i) exceed its Commitment, as reduced from time to time pursuant to Section 2.02 hereof or (ii) result in the aggregate principal amount of Loans exceeding the aggregate amount of the Commitments, as so reduced from time to time.

         (b) Competitive Loans. In addition to Revolving Loans, the Company may from time to time during the Revolving Credit Period request the Lenders to make offers to make Competitive Loans to the Company as set forth in Section 3.03. The Lenders may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers; provided that the aggregate principal amount of all Loans shall not at any time exceed the aggregate amount of the Commitments, as reduced from time to time pursuant to
Section 2.02 hereof.

         2.02 Reductions of Commitments.

         (a) Mandatory. The Commitments shall terminate on the last day of the Revolving Credit Period; provided, that if the Closing Date shall not have occurred by March 31, 1997, the Commitments shall terminate on such date.

         (b) Optional. The Company shall have the right to terminate or reduce the Commitments at any time or from time to time, provided that: (i) the Company shall give notice of each such termination or reduction to the Administrative Agent as provided in Section 5.05 hereof and (ii) each partial reduction shall be in an aggregate amount equal to $10,000,000 or any greater multiple of $5,000,000.

         (c) No Reinstatement. Commitments once terminated or reduced may not be reinstated.

         2.03 Fees.

         (a) Facility Fees. The Company shall pay to the Administrative Agent for the account of each Lender facility fees on the daily average amount of such Lender's Commitment (whether used or unused), for the period from the Closing Date to but excluding the earlier of the date the Commitments are terminated or the last day of the Revolving Credit Period, at a facility fee rate per annum determined in accordance with the Pricing Schedule; provided that, if such Lender continues to have any Revolving Loans outstanding after its Commitment terminates, then such facility fee shall continue to accrue on the daily outstanding principal amount of such Lender's Revolving Loans from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Loans outstanding. Accrued facility fees shall be payable on the Quarterly Dates and on the earlier of the date the Commitments are terminated or the last day of the Revolving Credit Period; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.

         (b) Other Fees. The Company shall pay to the Administrative Agent on the Closing Date other fees in the amounts heretofore mutually agreed. The Company shall pay to the Administrative Agent on the Closing Date and on each anniversary thereof, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable hereunder, an annual administrative agency fee in the amount heretofore mutually agreed.

         2.04 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

         2.05 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

         2.06 Notes. The Loans made by each Lender shall be evidenced by a single Note of the Company (each a "NOTE") in substantially the form of Exhibit A hereto, dated the Closing Date, payable to the order of such Lender in an amount equal to the aggregate unpaid principal amount of such Lender's Loans and otherwise duly completed. Each Lender may, by notice to the Company and the Administrative Agent, request that its Loans of a particular Class or Type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Class or Type. Each reference in this Agreement to the "Note" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require. Each Lender is hereby authorized by the Company to endorse on the schedule (or a continuation thereof) attached to each Note of such Lender, to the extent applicable, the date, amount and Class or Type of and the Interest Period (if any) for each Loan made by such Lender to the Company hereunder, and the date and amount of each payment or prepayment of principal of such Loan received by such Lender, provided that any failure by such Lender to make any such endorsement or any error in such endorsement shall not affect the obligations of the Company under such Note or hereunder in respect of such Loan.

         2.07 Use of Proceeds. The proceeds of the Loans shall be used by the Company to refinance certain existing indebtedness, to finance the consummation of the Acquisition and for working capital and other general corporate purposes. None of such proceeds shall be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System).

         SECTION 3.  Borrowings, Conversions and Prepayments.

         3.01 Borrowings.

          (a) Revolving Loans. The Company shall give the Administrative Agent notice of each borrowing of Revolving Loans to be made hereunder as provided in
Section 5.05 hereof. Not later than 11:00 a.m. (or, in the case of Base Rate Loans, 1:00 p.m.) New York time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Revolving Loan to be made by it on such date to the Administrative Agent, at the Principal Office, in immediately available funds, for the account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account designated by the Company maintained with the Administrative Agent at the Principal Office.

         (b) Competitive Loans. Requests by the Company of offers to make Competitive Loans shall be made as provided in Section 3.03.

         3.02 Prepayments and Conversions.

         (a) Optional Prepayments and Conversions. The Company shall have the right to prepay Revolving Loans or to convert Revolving Loans of one Type into Revolving Loans of another Type, at any time or from time to time, provided that: (i) the Company shall give the Administrative Agent notice of each such prepayment or conversion as provided in Section 5.05 hereof, and (ii) except to the extent required pursuant to Section 6.04 hereof, Fixed Rate Loans may be prepaid or converted only on the last day of an Interest Period for such Loans. The Company may not prepay Competitive Loans or convert Competitive Loans from one Type to a different Type, except that the Company may prepay Competitive Loans to the extent required pursuant to Section 3.02(b).

         (b) Mandatory Prepayments. On the date of each reduction of Commitments pursuant to Section 2.02(b), the Company shall prepay Loans, together with accrued interest on the principal amount prepaid, to the extent (if any) required so that the aggregate principal amount of Loans outstanding immediately after such prepayment will not exceed the aggregate amount of the Commitments after giving effect to such reduction. Any prepayment pursuant to this subsection (b) shall be applied, FIRST, to Revolving Loans and SECOND, to Competitive Loans, pro rata.

         3.03 Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Revolving Credit Period the Company may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the aggregate principal amount of outstanding Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Company shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed borrowing, and, in the case of an Absolute Rate borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed borrowing; provided that the Company may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Competitive Bid Request shall specify the following information:

                   (i) the aggregate amount of the requested borrowing;

                   (ii) the date of such  borrowing,  which  shall be a Business
         Day;

                   (iii) whether such borrowing is to be a Eurodollar borrowing or a Absolute Rate borrowing; and

                   (iv) the Interest Period to be applicable to such borrowing, which shall be a period contemplated by the definition of the term "Interest Period".

         Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

         (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar borrowing, not later than 10:00 a.m., New York City time, three Business Days before the proposed date of such borrowing, and in the case of an Absolute Rate borrowing, not later than 10:00 a.m., New York City time, on the proposed date of such borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the borrowing requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

         (c) The Administrative Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

         (d) Subject only to the provisions of this paragraph, the Company may accept or reject any Competitive Bid. The Company shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, and in the case of an Absolute Rate borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the borrowing; provided that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause
(iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Company. A notice given by the Company pursuant to this paragraph shall be irrevocable.

         (e) The Administrative Agent shall promptly notify each bidding Lender by telephone (to be followed by telecopy) whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

         (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to subsection (b) of this Section.

         SECTION 4. Payments of Principal and Interest.

         4.01 Repayment of Loans. (a) The Revolving Loans shall mature on the last day of the Revolving Credit Period.

         (b) Each Competitive Loan shall mature on the last day of the Interest Period applicable thereto.

         4.02 Interest. The Company will pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

         (a) if such Loan is a Base Rate Loan, the Base Rate PLUS the Applicable Margin;

         (b) if such Loan is a Eurodollar Revolving Loan, the Eurodollar Rate PLUS the Applicable Margin;

         (c) if such Loan is a CD Loan, the Adjusted CD Rate PLUS the Applicable Margin;

         (d) if such Loan is a Eurodollar Competitive Loan, the Eurodollar Rate PLUS (or MINUS) the Competitive Margin quoted by the Lender making such Loan in accordance with Section 3.03 hereof; and

         (e) if such Loan is an Absolute Rate Loan, the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 3.03 hereof.

         Notwithstanding any of the foregoing, the Company will pay to the Administrative Agent for the account of each Lender interest at the applicable Post-Default Rate on the principal of any Loan made by such Lender and on any other amount payable by the Company hereunder to or for the account of such Lender (but, if such amount is interest, only to the extent legally enforceable), which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

         Accrued interest on each Loan shall be payable (i) if such Loan is a Base Rate Loan, on each Quarterly Date, (ii) if such Loan is a Fixed Rate Loan or Competitive Loan, on the last day of the Interest Period for such Loan (and, if such Interest Period exceeds 90 days' (in the case of a CD Loan or Absolute Rate Loan) or three months' (in the case of a Eurodollar Loan) duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and (iii) in any event, upon the payment, prepayment or conversion thereof, but only on the principal so paid or prepaid or converted; provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent or the Majority Lenders. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders and the Company thereof.

         Notwithstanding the foregoing provisions of this Section 4.02, if at any time the rate of interest set forth above on any Loan of or other obligation payable to any Lender (the "STATED RATE") exceeds the maximum non-usurious interest rate permissible for such Lender to charge commercial borrowers under applicable law (the "MAXIMUM RATE" for such Lender), the rate of interest charged on such Loan of or other obligation payable to such Lender hereunder shall be limited to the Maximum Rate for such Lender.

         If the Stated Rate for any Loan of a Lender that has theretofore been subject to the preceding paragraph at any time is less than the Maximum Rate for such Lender, the principal amount of such Loan shall bear interest at the Maximum Rate for such Lender until the total amount of interest paid to such Lender or accrued on its Loans hereunder equals the amount of interest which would have been paid to such Lender or accrued on such Lender's Loans hereunder if the Stated Rate had at all times been in effect.

         If, upon payment in full of all amounts payable hereunder, the total amount of interest paid to any Lender or accrued on such Lender's Loans under the terms of this Agreement is less than the total amount of interest which would have been paid to such Lender or accrued on such Lender's Loans if the Stated Rate had, at all times, been in effect, then the Company shall, to the extent permitted by applicable law, pay to the Administrative Agent for the account of such Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on such Lender's Loans if the Maximum Rate for such Lender had at all times been in effect or (ii) the amount of interest which would have accrued on such Lender's Loans if the Stated Rate had at all times been in effect and (b) the amount of interest actually paid to such Lender or accrued on its Loans under this Agreement.

         If any Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate for such Lender, such excess amount shall be applied to the reduction of the principal balance of its Loans or to other amounts (other than interest) payable hereunder, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Company.

         SECTION 5. Payments; Pro Rata Treatment; Computations; Etc.

         5.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company hereunder and under the Notes shall be made in Dollars, in immediately available funds, to the Administrative Agent at the Principal Office, not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Administrative Agent, or any Lender for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Company with the Administrative Agent or such Lender, as the case may be. The Company shall, at the time of making each payment hereunder or under any Note, specify to the Administrative Agent the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment as it may elect in its sole discretion to amounts then due, but subject to the other terms and conditions of this Agreement, including, without limitation, Section 5.02 hereof). Each payment received by the Administrative Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds, for the account of such Lender's Applicable Lending Office. If the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

         5.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.01(a) hereof shall be made from the Lenders, each payment of facility fees under Section 2.03 hereof shall be made for the account of the Lenders, and each termination or reduction of the Commitments under Section 2.02 hereof shall be applied to the Commitments of the Lenders, pro rata according to the Lenders' respective percentages of the Commitments; (b) each payment by the Company of principal of or interest on Revolving Loans of a particular Type (other than payments in respect of Revolving Loans of individual Lenders provided for by Section 6 hereof) shall be made to the Administrative Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Revolving Loans held by the Lenders; and (c) each conversion of Revolving Loans of a particular Type (other than conversions of Revolving Loans of individual Lenders pursuant to Section 6.04 hereof) shall be made pro rata among the Lenders in accordance with the respective principal amounts of such Revolving Loans held by the Lenders.

         5.03 Computations. Interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed, except that interest on Base Rate Loans when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 or 366 days and actual days elapsed (in each case, including the first day but excluding the last day), in the period for which payable.

         5.04 Minimum and Maximum Amounts; Types. Each borrowing, conversion and prepayment of principal of Revolving Loans shall be in an aggregate principal amount equal to (a) in the case of Eurodollar Loans, $5,000,000 or any larger multiple of $1,000,000, (b) in the case of CD Loans, $10,000,000 or any larger multiple of $1,000,000, and (c) in the case of Base Rate Loans, at least $5,000,000, except that any borrowing of Revolving Loans may be in the aggregate amount of the unused portion of the Commitments (borrowings, conversions or prepayments of Revolving Loans of different Types or, in the case of Fixed Rate Loans, having different Interest Periods, at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period). Notwithstanding anything to the contrary contained in this Agreement there shall not be, at any one time, more than six Interest Periods in effect with respect to Fixed Rate Loans.

         5.05 Certain Notices. Except as specified in Section 3.03 with respect to Competitive Loans, notices to the Administrative Agent of terminations or reductions of Commitments, of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 noon (or, in the case of borrowings or prepayments of Base Rate Loans, 10:30 a.m.) New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, conversion and/or prepayment specified below:

                                                                  Number of
                                                                  Business
             NOTICE                                               DAYS PRIOR
             ------                                               ----------

    Termination or  reduction of Commitments                           3

    Borrowing or prepayment of Base Rate
         Loans                                                         0

    Borrowing or prepayment of, conversion of
         or into, or duration of Interest Period
         for, Fixed Rate Loans                                         3


Each notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each notice of borrowing, conversion or prepayment shall specify the amount and Type of the Loans to be borrowed, converted or prepaid (subject to Sections 3.02 and 5.04 hereof), the date of borrowing, conversion or prepayment (which shall be a Business Day) and, in the case of Fixed Rate Loans, the duration of the Interest Period therefor (subject to the definition of Interest Period). Each such notice of duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the affected Lenders of the contents of each such notice. In the event that the Company fails to select the duration of any Interest Period for any Fixed Rate Loans within the time period and otherwise as provided in this Section 5.05, such Loans (if outstanding as Fixed Rate Loans) will be automatically converted into Base Rate Loans on the last day of the then current Interest Period for such Loans or (if outstanding as Base Rate Loans) will remain as, or (if not then outstanding) will be made as, Base Rate Loans.

         5.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Company (the "PAYOR") prior to the date on (or, in the case of Base Rate Loans, prior to the time by) which such Lender is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder or the Company is to make a payment to the Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "REQUIRED PAYMENT"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date (or at such time) and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, pay to the Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent receives such amount at a rate per annum equal to the Federal Funds Rate for such period.

         5.07 Sharing of Payments, Etc. The Company agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans to the Company hereunder which is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any Revolving Loan made by it under this Agreement, through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Revolving Loans made by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Revolving Loans then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any Person purchasing a participation in the Loans made by another Person, whether or not acquired pursuant to the foregoing arrangements, may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company.

         5.08 Taxes. (a) Any and all payments by the Company hereunder shall be made, in accordance with Section 5.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) except as provided in subsection (g) below, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.08), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other document referred to herein or therein (hereinafter referred to as "OTHER TAXES").

         (c) The Company will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including related penalties, interest and expenses) imposed by any jurisdiction on amounts payable under this
Section 5.08 paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. It is understood that Taxes do not include any withholdings or other obligations imposed on a Lender with respect to payments by such Lender to a participant in such Lender's Loans.

         (d) Within 30 days after the date of any payment of Taxes, the Company or a Lender, in the case of any Taxes paid by such Lender, will furnish to the Administrative Agent, at its address referred to in Section 12.02, the original or a certified copy of a receipt evidencing payment thereof.

         (e) At the reasonable request of the Company, a Lender or the Administrative Agent shall apply at the Company's expense for a refund in respect of Taxes or Other Taxes previously paid by the Company pursuant to this
Section 5.08 if in the opinion of such Lender or Administrative Agent there is a reasonable basis for such refund. Notwithstanding the foregoing, none of the Lenders or the Administrative Agent shall be obligated to pursue such refund if, in its sole good faith judgment, such action would be disadvantageous to it. If any Lender subsequently receives from a taxing authority a refund of any Tax previously paid by the Company and for which the Company has indemnified the Lender pursuant to this Section 5.08, such Lender shall within 30 days after receipt of such refund, and to the extent permitted by applicable law, pay to the Company the net amount of any such recovery after deducting taxes and expenses attributable thereto.

         (f) Not later than the Closing Date or, in the case of any bank or financial institution that becomes a Lender after the Closing Date pursuant to
Section 12.06, the date of the instrument of assignment pursuant to which such bank or financial institution became a Lender, and annually thereafter or at such other times as the Administrative Agent or the Company may request, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Company with duly completed copies of Form 1001 or Form 4224 or any successor form prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to the Company and the Administrative Agent indicating that all payments to be made to such Lender hereunder are not subject to such taxes (an "EXEMPTION CERTIFICATE"). In the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States, unless the Administrative Agent and the Company have received an Exemption Certificate from such Lender, the Company, or the Administrative Agent if the Company has not withheld, may withhold taxes from such payments at the applicable statutory rate; provided that if the Company has withheld it shall so notify the Administrative Agent. If the Company is required to pay additional amounts to any Lender pursuant to this Section 5.08, such Lender shall use reasonable efforts to designate a different Applicable Lending Office if such designation will thereafter avoid the need for any additional payments under this Section 5.08 and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A Lender which ceases to be exempt from United States withholding taxes shall notify the Administrative Agent and the Company promptly thereof.

         (g) If a Lender organized under the laws of a jurisdiction outside the United States fails to comply with the provisions of subsection (f) above, then the Company shall not have any obligation to increase the sum payable to such Lender pursuant to Section 5.08(a) or to indemnify such Lender pursuant to Section 5.08(c) for Taxes (including related penalties, interest and expenses) imposed by the United States or any political subdivision thereof.

         SECTION 6.  Yield Protection and Illegality.

         6.01     Additional Costs.

         (a) The Company shall pay to the Administrative Agent for the account of each Lender from time to time such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which such Lender determines are attributable to its making or maintaining of any Fixed Rate Loans hereunder or its obligation to make any of such Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), in each case resulting from any Regulatory Change which:

                  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any of such Loans (other than changes which affect taxes measured by or imposed on the overall net income of such Lender or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

                  (ii) imposes or modifies any reserve, special deposit, insurance assessment or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definitions of "CD Base Rate" or "Eurodollar Base Rate" in
         Section 1.01 hereof but excluding, with respect to any such Fixed Rate Loan, any such requirements included in the applicable Domestic Reserve Requirement or Eurodollar Reserve Requirement); or

                  (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

         Each Lender will notify the Company through the Administrative Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 6.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by the Company through the Administrative Agent) will designate a different Applicable Lending Office for the relevant Type of Fixed Rate Loans of such Lender if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America). Each Lender will furnish the Company with a statement setting forth the basis and amount of each request by such Lender for compensation under this Section 6.01(a). If any Lender requests compensation from the Company under this Section 6.01(a), the Company may, by notice to such Lender through the Administrative Agent, suspend the obligation of such Lender to make additional Fixed Rate Loans of the relevant Type to the Company until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).

         (b) Without limiting the effect of the foregoing provisions of this
Section 6.01, if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on any Type of Fixed Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any Type of Fixed Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Administrative Agent), the obligation of such Lender to make Fixed Rate Loans of the relevant Type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).

         (c) Determinations and allocations by any Lender for purposes of this
Section 6.01 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be presumed correct absent manifest error.

         (d) Notwithstanding the foregoing, the Company shall not be required to compensate any Lender for any Additional Costs incurred more than one year prior to the date that such Lender notifies the Company thereof, unless such Additional Costs were caused by the retroactive application of a Regulatory Change to a date more than one year prior to the date of such notice.

         6.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, with respect to any Fixed Rate Loans:

                  (a) the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "CD Base Rate" or "Eurodollar Base Rate", as the case may be, in Section 1.01 hereof are not being provided by the Reference Lenders in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans for Interest Periods therefor as provided in this Agreement; or

                  (b) the Majority Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the relevant rates of interest referred to in the definition of "CD Base Rate" or "Eurodollar Base Rate", as the case may be, in Section 1.01 hereof upon the basis of which the rates of interest for such Loans are to be determined do not accurately reflect the cost to such Lenders of making or maintaining such Loans for Interest Periods therefor;

then the Administrative Agent shall promptly notify the Company and each Lender thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Fixed Rate Loans of the relevant Type or to convert Base Rate Loans into Fixed Rate Loans of the relevant Type and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Fixed Rate Loans of the relevant Type, either prepay such Loans or convert such Loans into Base Rate Loans in accordance with Section 3.02 hereof.

         6.03 Illegality. Notwithstanding any other provision of this Agreement to the contrary, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make Fixed Rate Loans of any Type hereunder, or (b) maintain Fixed Rate Loans of any Type hereunder, then such Lender shall promptly notify the Company thereof through the Administrative Agent and such Lender's obligation to make Fixed Rate Loans of such Type hereunder shall be suspended until such time as such Lender may again make and maintain Fixed Rate Loans of such Type (in which case the provisions of Section 6.04 hereof shall be applicable).

         6.04 Substitute Base Rate Loans. If the obligation of any Lender to make Fixed Rate Loans of any Type shall be suspended pursuant to Section 6.01,
6.02 or 6.03 hereof, all Loans which would otherwise be made by such Lender as Fixed Rate Loans of such Type shall be made instead as Base Rate Loans (and, if an event referred to in Section 6.01(b) or 6.03 hereof has occurred and such Lender so requests by notice to the Company with a copy to the Administrative Agent, each Fixed Rate Loan of such Type of such Lender then outstanding shall be automatically converted into a Base Rate Loan on the date specified by such Lender in such notice) and, to the extent that Fixed Rate Loans of such Type are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Fixed Rate Loans of such Type shall be applied instead to such Base Rate Loans.

         6.05 Compensation. The Company shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

                  (a) any payment, prepayment or conversion of a Fixed Rate Loan made by such Lender on a date other than the last day of an Interest Period for such Loan; or

                  (b) any failure by the Company to borrow a Fixed Rate Loan to be made by such Lender on the date for such borrowing specified in the relevant notice of borrowing under Section 5.05 hereof or Section 3.03 hereof.

         Notwithstanding the foregoing, the Company shall not be required to compensate any Lender for any such loss, cost or expense incurred more than one year prior to the date that such Lender notifies the Company thereof.

         6.06 Capital Adequacy. If any Lender shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender or any Person controlling such Lender (a "PARENT") as a consequence of its obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A statement of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be presumed correct absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

         6.07 Substitution of Lender. If (i) the Company is required to withhold with respect to any Lender pursuant to Section 5.08, (ii) any Lender has demanded compensation under Section 6.01(a) or Section 6.06 or (iii) the obligation of any Lender to make Fixed Rate Loans has been suspended pursuant to
Section 6.01(b)(ii) or Section 6.03, and so long as no Default shall have occurred and be continuing, the Company shall have the right to request one or more substitute banks, financial institutions or funds (which may be one or more of the Lenders) reasonably satisfactory to the Administrative Agent to purchase such Lender's Note and assume such Lender's Commitment hereunder by paying to such Lender an amount equal to all of the obligations of the Company to such Lender hereunder including, without limitation, principal and accrued interest and fees. Any costs or expenses incurred by the Administrative Agent in connection with assisting the Company pursuant hereto shall be paid upon demand by the Company. The Administrative Agent shall respond promptly to any request by the Company for its consent to a substitute for a Lender.

         SECTION 7.  Conditions Precedent.

         7.01 Initial Loans. The obligation of each Lender to make the initial Loans to be made by it hereunder is subject to the following conditions precedent, each of which shall have been fulfilled to the satisfaction of the Administrative Agent:

                  (a) Corporate Action. The Administrative Agent shall have received certified copies of the Articles of Incorporation and Code of Regulations of the Company and of all corporate action taken by the Company authorizing the execution, delivery and performance of this Agreement and the Notes (including, without limitation, a certificate of the Company setting forth the resolutions authorizing the transactions contemplated thereby).

                  (b) Incumbency. The Company shall have delivered to the Administrative Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf this Agreement and the Notes and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Notes. The Administrative Agent and each Lender may conclusively rely on such certificates until it receives notice in writing from the Company to the contrary.

                  (c) Notes. The Administrative Agent shall have received a Note for each Lender, duly completed and executed.

                  (d) Acquisition. All of the conditions to the consummation of the Acquisition (other than the initial borrowing hereunder) shall have been duly satisfied in accordance with the Acquisition Documents (subject to waivers and other modifications thereof which, in the aggregate, are not material), and the Administrative Agent shall have received (or arrangements satisfactory to the Administrative Agent shall have been made for it to receive) a copy of each Acquisition Document (including, without limitation, each certificate, opinion of counsel or other material writing delivered in connection with the consummation of the Acquisition) and a certificate of the Company to the effect set forth in the first clause of this Section 7.01(d).

                  (e) Fees and Expenses. The Company shall have paid to the Administrative Agent for its account fees in the amount previously agreed upon by the Company.

                  (f) Opinion of Counsel to the Company. The Administrative Agent shall have received an opinion of Calfee, Halter & Griswold LLP, counsel to the Company, and the General Counsel of the Company, substantially in the form of Exhibit B-1 and B-2 hereto, respectively.

                  (g) Opinion of Special Counsel to the Administrative Agent. The Administrative Agent shall have received an opinion of Davis Polk & Wardwell, special counsel to the Administrative Agent, substantially in the form of Exhibit C hereto.

                  (h) Counterparts. The Administrative Agent shall have received counterparts of this Agreement executed and delivered by or on behalf of each of the parties hereto (or, in the case of any Lender as to which the Administrative Agent shall not have received such a counterpart, the Administrative Agent shall have received evidence satisfactory to it of the execution and delivery by such Lender of a counterpart hereof).

                  (i) Existing Credit Agreement. The Administrative Agent shall have received evidence that, after giving effect to the application of the proceeds of the initial Loans to be made hereunder, all amounts outstanding under the $250,000,000 Amended and Restated Credit Agreement dated as of July 19, 1996 among the Company, the lenders listed on the signature pages thereof and Chase, as administrative agent, shall have been paid in full and all commitments thereunder shall have been terminated.

                  (j) Other Documents. The Administrative Agent shall have received such other documents relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

         7.02 Initial and Subsequent Loans. The obligation of each Lender to make any Loan to be made by it hereunder is subject to the conditions precedent that, as of the date of such Loan, and before and after giving effect thereto:

                  (a)   no Default shall have occurred and be continuing; and

                  (b) the representations and warranties made by the Company in this Agreement shall be true on and as of the date of the making of such Loan, with the same force and effect as if made on and as of such date.

         Each notice of borrowing by the Company hereunder or Competitive Bid Request shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice or Competitive Bid Request and as of the date of such borrowing).

         SECTION 8. Representations and Warranties. The Company represents and warrants to the Lenders and the Administrative Agent as follows (including, in the case of any representation or warranty made as of the Closing Date, both before and immediately after giving effect to the Acquisition):

         8.01 Corporate Existence. Each of the Company and its Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except in the case of such licenses, authorizations, consents and approvals, where the failure to obtain them would not have a Material Adverse Effect; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

         8.02 Information. (a) All information heretofore furnished by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby did not as of the date thereof and will not as of the Closing Date contain any untrue statement of a material fact or assumption or omit to state a material fact or assumption necessary in order to make the statements contained therein not misleading; provided that (i) the Company makes no representation as to any materials prepared by or on behalf of Tremco Incorporated in connection with the offer for sale of Tremco Incorporated and (ii) although the management of the Company believes that the projections presented in the pro forma consolidated balance sheet of the Company and its Subsidiaries as of May 31, 1997 are reasonable, they were not prepared in accordance with GAAP and the Company makes no representation as to their attainability.

         (b)  Without limiting the generality of paragraph (a):

                  (i) The audited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 1996 and the audited consolidated statements of income, shareholders' equity and cash flows for the fiscal year ended May 31, 1996 (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles consistently applied. The Financial Statements fairly present the financial position of the Company and its Subsidiaries as of May 31, 1996 and the results of their operations and their cash flows for the fiscal year ended May 31, 1996 in conformity with generally accepted accounting principles.

                  (ii) The unaudited consolidated balance sheet of the Company and its Subsidiaries as of November 30, 1996 and the unaudited consolidated statements of income, shareholders' equity and cash flows for the six months then ended have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position of the Company and its Subsidiaries as of November 30, 1996 and the results of their operations and their cash flows for the six months then ended in conformity with generally accepted accounting principles (subject to normal year-end adjustments).

                  (iii) The Company and its Subsidiaries did not on the date of the balance sheet referred to in clause (ii) above, and will not on the Closing Date, have any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet.

         (c) The Company has disclosed to the Lenders in writing any and all facts (other than general economic and industry conditions) which have or may have a Material Adverse Effect.

         (d) Since November 30, 1996 no event has occurred and no condition has come into existence which has had, or is reasonably likely to have, a Material Adverse Effect.

         8.03 Litigation. Except as disclosed in the Disclosure Documents, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which in any manner draw into question the validity of the Credit Agreement or the Notes. The disclosure of litigation to the Lenders pursuant to this Section does not necessarily mean that such litigation is of the type described in this Section or that the Company believes that such litigation has any merit whatsoever.

         8.04 No Breach. None of the execution and delivery of the Basic Documents, the consummation of the Acquisition or the transactions therein contemplated or compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent under, the Articles of Incorporation or Codes of Regulation or comparable instruments of the Company or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any Basic Document or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

         8.05 Corporate Action. The Company has all necessary corporate power and authority to consummate the Acquisition and to execute, deliver and perform its obligations under the Basic Documents to which it is a party; the consummation of the Acquisition and the execution, delivery and performance by the Company of the Basic Documents to which it is a party have been duly authorized by all necessary corporate action; and this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and, on the Closing Date, each of the other Basic Documents to which the Company is to be a party will constitute its legal, valid and binding obligation, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

         8.06 Approvals. Each of the Company and its Subsidiaries has obtained all authorizations, approvals and consents of, and has made all filings and registrations with, any governmental or regulatory authority or agency and any third party necessary for the consummation of the Acquisition and the execution, delivery or performance by it of any Basic Document to which it is a party, or for the validity or enforceability thereof.

         8.07 Regulations U and X. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to purchase or carry any such margin stock.

         8.08 ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No such Person has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA).

         8.09 Taxes. Each of the Company and its Subsidiaries has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except to the extent the same may be contested as permitted by Section 9.02 hereof. There are no material tax disputes or contests pending as of the Closing Date. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

         8.10 Subsidiaries. Schedule I hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries of the Company and of all Investments held by the Company or any of its Subsidiaries in any material joint venture or other similar Person. The Company owns, free and clear of Liens, all outstanding shares of its Subsidiaries and all such shares are validly issued, fully paid and non-assessable and the Company (or the respective Subsidiary of the Company) also owns, free and clear of Liens, all such Investments.

         8.11 Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

         8.12 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         8.13 Ownership and Use of Properties. Each of the Company and its Subsidiaries will have on the Closing Date and at all times thereafter, legal title or ownership of, or the right to use pursuant to enforceable and valid agreements or arrangements, all tangible property, both real and personal, and all franchises, licenses, copyrights, patents and know-how which is material to the operation of its business as proposed to be conducted.

         8.14 Environmental Matters. Except as disclosed in the Disclosure Documents, neither the Company nor any of its Subsidiaries has (i) failed to obtain any permits, certificates, licenses, approvals, registrations and other authorizations which are required under any applicable Environmental Law where failure to have any such permit, certificate, license, approval, registration or authorization would have a Material Adverse Effect; (ii) failed to comply with the terms and conditions of all such permits, certificates, licenses, approvals, registrations and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any notice or demand letter from any regulatory authority issued, entered, promulgated or approved thereunder where failure to comply would have a Material Adverse Effect; or (iii) failed to conduct its business so as to comply in all respects with applicable Environmental Laws where failure to so comply would have a Material Adverse Effect. The disclosure of any failure or alleged failure to the Lenders pursuant to this Section does not necessarily mean that such failure is of the type described in this Section or that any such allegation has any merit whatsoever.

         SECTION 9. Covenants. The Company agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable hereunder, unless the Majority Lenders shall agree otherwise as contemplated by Section 12.05 hereof:

         9.01 Information. The Company shall deliver to each of the Lenders:

         (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of Ciulla, Smith & Dale LLP or other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year;

         (b) as soon as available and in any event within 60 days after the end of each fiscal quarter of the Company other than the last fiscal quarter in each fiscal year, consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, accompanied, in each case, by a certificate of a Senior Officer, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company in accordance with GAAP (except for footnotes of the type required by the Securities and Exchange Commission to be included in quarterly reports on Form 10-Q), consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

         (c) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

         (d) promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports which the Company shall have filed with the Securities and Exchange Commission;

         (e) if and when the Company or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Senior Officer setting forth details as to such occurrence and action, if any, which the Company or member of the Controlled Group is required or proposes to take;

         (f) promptly after management of the Company knows that any Default has occurred and is continuing, a notice of such Default, describing the same in reasonable detail; and

         (g) from time to time such other information regarding the financial condition, operations, prospects or business of the Company as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

         The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a Senior Officer (i) to the effect that, to the best of his knowledge after due inquiry, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail) and (ii) setting forth in reasonable detail the computations necessary to determine whether it was in compliance with Sections 9.08 to 9.12, inclusive, and 9.16 hereof as of the end of the respective fiscal quarter or fiscal year.

         9.02 Taxes and Claims. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the property of the Company or such Subsidiary, provided that neither the Company nor such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto and if such contest, proceedings and reserves have been described in a certificate of a Senior Officer delivered to the Lenders.

         9.03 Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance with responsible companies in such amounts and against such risks as is usually carried by companies of established repute engaged in the same or similar businesses, owning similar properties, and located in the same general areas as the Company and its Subsidiaries.

         9.04 Maintenance of Existence; Conduct of Business. The Company will preserve and maintain, and will cause each of its Subsidiaries to preserve and maintain, its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and will conduct its business in a regular manner; provided that nothing herein shall prevent (i) the merger and dissolution of any Subsidiary of the Company into the Company so long as the Company is the surviving corporation, (ii) the merger of any Subsidiary of the Company into any other Subsidiary of the Company, or (iii) the sale of any Subsidiary of the Company other than the following Subsidiaries and their successors: Dryvit Systems, Inc., a Rhode Island corporation, Stonhard, Inc., a Delaware corporation, Carboline Company, a Delaware corporation, William Zinsser & Co., Incorporated, a New Jersey corporation, Rust-Oleum Corporation, an Illinois corporation, and Tremco Incorporated, an Ohio corporation. It is understood that the preservation and maintenance of rights, privileges and franchises shall not prevent the Company and its Subsidiaries from disposing of assets in any transaction not otherwise prohibited pursuant to this Section 9.04 or Section 9.10 hereof.

         9.05 Maintenance of and Access to Properties. The Company will keep, and will cause each of its Subsidiaries to keep, all of its properties necessary in its business in good working order and condition (having regard to the condition of such properties at the time such properties were acquired by the Company or such Subsidiary), ordinary wear and tear excepted, and proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business activities, and will permit representatives of the Lenders to inspect such properties and, upon reasonable notice and at reasonable times, to examine and make extracts and copies from the books and records of the Company and any such Subsidiary.

         9.06 Compliance with Applicable Laws. The Company will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory authority (including, without limitation, all Environmental Laws), a breach of which would have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

         9.07 Litigation. The Company will promptly give to the Administrative Agent (which shall promptly notify each Lender) notice in writing of all litigation and of all proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

         9.08 Leverage Ratio. The Company will not permit Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis, on any date to exceed 65% of the sum of such Indebtedness and consolidated shareholders' equity of the Company and its Subsidiaries on such date.

         9.09 Interest Coverage Ratio. The Company will not permit the ratio, calculated as at the end of each fiscal quarter ending after the Closing Date for the four fiscal quarters then ended, of EBIT for such period to Interest Expense for such period to be less than 3:1.

         9.10 Mergers, Asset Dispositions, Etc. The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, in one transaction or a series of related transactions, all or substantially all of its business or assets; provided that the Company may merge with another Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

         9.11 Liens. The Company will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation, except:

                  (i) Liens existing on the Closing Date and securing Indebtedness in an aggregate principal amount not exceeding $6,000,000;

                  (ii) Liens existing on other assets at the date of acquisition thereof or which attach to such assets concurrently with or within 90 days after the acquisition thereof, securing Indebtedness incurred to finance the acquisition thereof in an aggregate principal amount at any time outstanding not exceeding $10,000,000;

                  (iii) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary of the Company or is merged or consolidated with or into the Company or one of its Subsidiaries and not created in contemplation of such event;

                  (iv) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 9.11, provided that such Indebtedness is not increased and is not secured by any additional assets;

                  (v) other Liens arising in the ordinary course of the business of the Company or such Subsidiary which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, do not secure any obligation in an amount exceeding $10,000,000 and do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and

                  (vi) Liens not otherwise permitted by the foregoing clauses of this Section 9.11 securing Indebtedness in an aggregate principal or face amount at any date not to exceed $10,000,000.

         9.12 Investments. The Company will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any advances, loans or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property or assets or otherwise), or purchase or own any stocks, bonds, notes, debentures or other securities of, any Person (all such transactions being herein called "INVESTMENTS"), except: (i) operating deposit accounts; (ii) Liquid Investments;
(iii) subject to Section 9.13 hereof, Investments in accounts and notes receivable acquired in the ordinary course of business as presently conducted;
(iv) Investments existing on the Closing Date in Subsidiaries or joint ventures, and Investments after the Closing Date by First Colonial Insurance Company, a wholly-owned Subsidiary of the Company, in the ordinary course of its business;
(v) Investments not otherwise permitted by the foregoing clauses of this Section
9.12 in Subsidiaries of the Company and in Persons which become Subsidiaries of the Company as the result of such Investments; (vi) Investments not otherwise permitted by the foregoing clauses of this Section 9.12 in joint ventures in an aggregate amount not to exceed $25,000,000; and (vii) Investments not otherwise permitted by the foregoing clauses of this Section 9.12 in an aggregate amount not to exceed $5,000,000.

         9.13 Transactions with Affiliates. Except as expressly permitted by this Agreement the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) make any Investment in an Affiliate of the Company (other than a Subsidiary of the Company); (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of the Company (other than a Subsidiary of the Company); (iii) merge into or consolidate with or purchase or acquire assets from an Affiliate of the Company (other than a Subsidiary of the Company); or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate of the Company (other than a Subsidiary of the Company) (including, without limitation, Guaranties and assumptions of obligations of an Affiliate of the Company (other than a Subsidiary of the Company)); provided that (a) any Affiliate of the Company who is an individual may serve as a director, officer or employee of the Company and receive reasonable compensation or indemnification in connection with his or her services in such capacity; and (b) any transaction entered into by the Company or a Subsidiary of the Company with an Affiliate of the Company which is not a Subsidiary of the Company providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business must be for a monetary or business consideration which would be substantially as advantageous to the Company or such Subsidiary as the monetary or business consideration which would obtain in a comparable arm's length transaction with a Person not an Affiliate of the Company.

         9.14 Lines of Business. The Company and its Subsidiaries, taken as a whole, shall not engage to any substantial extent in any line or lines of business activity other than present or related product lines.

         9.15 Environmental Matters. The Company will promptly give to the Lenders notice in writing of any complaint, order, citation, notice or other written communication from any Person with respect to, or if the Company becomes aware after due inquiry of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or Environmental Liability at, upon, under or within any property now or previously owned, leased, operated or used by the Company or any of its Subsidiaries or any part thereof, or due to the operations or activities of the Company, any Subsidiary on or in connection with such property or any part thereof (including receipt by the Company or any Subsidiary of any notice of the happening of any event involving the Release of a reportable quantity under any applicable Environmental Law or cleanup of any Hazardous Substance), (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Substances on or about such property or any part thereof and (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

         9.16 Lease Payments. Neither the Company nor any of its Subsidiaries will incur or assume (whether pursuant to a Guaranty or otherwise) any liability for rental payments under a lease with a lease term (as defined in Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as in effect on the date hereof) if (i) such lease is of an asset previously owned by the Company or any of its Subsidiaries and (ii) after giving effect thereto, the aggregate amount of minimum lease payments that the Company and its Subsidiaries have so incurred or assumed (excluding payments in respect of a lease (whether now or hereafter existing) of Rust-Oleum Corporation's corporate headquarters located in Vernon Hills, Illinois) will exceed, on a consolidated basis, $5,000,000 for any calendar year under all such leases.

         SECTION 10.  Defaults.

         10.01 Events of Default. If one or more of the following events (herein called "EVENTS OF DEFAULT") shall occur and be continuing:

                  (a) default in the payment of (i) any principal of any Loan when due or of (ii) any interest on any Loan or other amount payable hereunder within five Business Days after the due date thereof; or

                  (b) the Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on Indebtedness having an aggregate outstanding principal amount of at least $20,000,000 (other than the Loans); or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof; or

                  (c) any representation or warranty made or deemed made by the Company or any Subsidiary herein or in any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

                  (d) (i) the Company shall default in the performance of any of its obligations under Section 2.07 or Sections 9.08 through 9.13 and
         9.16 hereof; or (ii) the Company or any Subsidiary shall default in the performance of any of its other obligations hereunder, and such default described in this subclause (ii) shall continue unremedied for a period of 30 days after notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or

                  (e) the Company or any of its Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

                  (f) the Company or any of its Significant Subsidiaries shall
         (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,
         (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate or partnership action for the purpose of effecting any of the foregoing; or

                  (g) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Significant Subsidiaries in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its assets, or (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code; or

                  (h) a final judgment or judgments for the payment of money shall be rendered by a court or courts against the Company or any of its Subsidiaries in excess of $35,000,000 in the aggregate (excluding any amount of such judgment as to which an Acceptable Insurer has acknowledged liability), and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 10 days from the date of entry thereof, or the Company or such Subsidiary shall not, within said period of 10 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

                  (i) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 for which it shall have become liable under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000 shall be filed under Title IV of ERISA by the Company or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000 must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Company or one or more members of the Controlled Group to incur a current payment obligation in excess of $20,000,000; or

                  (j) (i) as a result of one or more transactions after the date of this Agreement, any "person" or "group" of persons shall have "beneficial ownership" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) of 30% or more of the outstanding common stock of the Company; or (ii) without limiting the generality of the foregoing, during any period of 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company;

THEREUPON: the Administrative Agent may (and, if directed by the Majority Lenders, shall) by notice to the Company (a) declare the Commitments terminated (whereupon the Commitments shall be terminated) and/or (b) declare the principal amount then outstanding of and the accrued interest on the Loans and commitment fees and all other amounts payable hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without other notice, presentment, demand, protest or other formalities of any kind (all of which are hereby expressly waived by the Company); provided that in the case of the occurrence of an Event of Default with respect to the Company referred to in clause (f) or (g) of this Section 10.01, the Commitments shall be automatically terminated and the principal amount then outstanding of and the accrued interest on the Loans and commitment fees and all other amounts payable hereunder and under the Notes shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Each Lender hereby agrees that, unless so requested by the Administrative Agent with the consent of the Majority Lenders, it shall not take or cause to be taken any action to declare the Commitments terminated or to declare payable or collect the amounts referred to above that is independent from any action taken or to be taken by the Administrative Agent, unless such action is taken in connection with an Event of Default described in clause (a), (e), (f) or (g) of this Section 10.01.

         SECTION 11.  The Administrative Agent.

         11.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the Notes with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this Section 11 shall include reference to its affiliates and its and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the Notes, and shall not by reason of this Agreement or any Note be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or the Notes, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any the Notes, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note or any other document referred to or provided for herein or therein or for any failure by the Company or any of its Subsidiaries or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any Note except to the extent requested by the Majority Lenders, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any Note or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

         11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or the Notes, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Majority Lenders and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

         11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or facility fees) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

         11.04 Rights as a Lender. With respect to its Commitment and the Loans made by it, Chase in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent and the Administrative Agent may accept fees and other consideration from the Company (in addition to the agency fees and arrangement fees heretofore agreed to between the Company, the Administrative Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

         11.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.03 or 12.04 hereof, but without limiting the obligations of the Company under said Sections
12.03 and 12.04), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Sections 12.03 and 12.04 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

         11.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or its Note or Notes. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company or any other Person of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Notes, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any other Person (or any of their affiliates) which may come into the possession of the Administrative Agent.

         11.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under any Note, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         11.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Company. If no successor Administrative Agent shall have been so appointed by the Majority

Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent (the "NOTICE DATE"), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Company. Any successor Administrative Agent shall be (i) a Lender or (ii) if no Lender has accepted such appointment within 40 days after the Notice Date, a bank which has an office in New York, New York with a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

         11.09 Documentation Agent. National City Bank shall not have any responsibility, obligation or liability under this Agreement in its capacity as Documentation Agent.

         SECTION 12. Miscellaneous.

         12.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in this Agreement and the Notes are cumulative and not exclusive of any remedies provided by law.

         12.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy, cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the Company and the Administrative Agent given in accordance with this Section 12.02. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

         12.03 Expenses, Etc. If an Event of Default occurs, the Company agrees to pay or reimburse each of the Lenders and the Administrative Agent for paying all costs and expenses of each of the Lenders and the Administrative Agent (including counsels' fees) incurred as a result of such Event of Default and collection, enforcement, bankruptcy, insolvency and other proceedings resulting therefrom.

         12.04 Indemnification. The Company shall indemnify the Administrative Agent, the Lenders and each affiliate thereof and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Company of the proceeds of any extension of credit by any Lender hereunder or breach by the Company of this Agreement or any other Basic Document, (ii) any Environmental Liabilities or (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, whether or not the indemnified Person is a party thereto, and the Company shall reimburse the Administrative Agent and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including legal fees and fees of engineers, environmental consultants and similar technical personnel) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

         12.05 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor any consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Majority Lenders and the Company, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall
(i) increase any Commitment of any Lender or subject any Lender to any additional obligations, without the written consent of such Lender; (ii) reduce the principal of, or interest on, any Loan, or any fees hereunder, without the written consent of each Lender affected thereby; (iii) postpone any date fixed for any payment of principal of, or interest on, any Loan, or any fee hereunder pursuant to Sections 2.03, 4.01 or 4.02 hereof, without the written consent of each Lender affected thereby; (iv) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement, without the written consent of each Lender; or (v) change any provision contained in Sections 2.07, 6, 12.03 or 12.04 hereof or this Section
12.05 or Section 12.08 hereof. Notwithstanding anything in this Section 12.05 to the contrary, no amendment, waiver or consent shall be made with respect to
Section 11 without the consent of the Administrative Agent.

         12.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Company may not assign its rights or obligations hereunder or under the Notes without the prior written consent of all of the Lenders. Each Lender may assign any Loan or Loans or all or any part of its Commitment (i) to any affiliate thereof, (ii) to any other Lender, or (iii) with the consent of the Company and the Administrative Agent, which consents shall not be unreasonably withheld, to any other bank or financial institution or fund; provided that (x) any assignment shall not be less than $10,000,000 or, if less, shall constitute an assignment of all of such Lender's Commitment and Loans and (y) the Company shall be deemed to be reasonable in withholding consent if the assignee is not exempt from United States withholding taxes. Upon execution by the assignor and the assignee of an instrument pursuant to which the assignee assumes such rights and obligations, payment by such assignee to such assignor of an amount equal to the purchase price agreed between such assignor and such assignee and delivery to the Administrative Agent and the Company of an executed copy of such instrument together with payment by such assignee to the Administrative Agent of a processing fee of $2,500, such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were a Lender hereunder and the assignor shall be, to the extent of such assignment (unless otherwise provided therein) released from its obligations under this Agreement. Upon the consummation of such assignment, the Company shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If such assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the effectiveness of the applicable instrument of assumption, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 5.08(f). Each Lender may (without the consent of any other party to this Agreement) sell participations in all or any part of any Loan or Loans made by it to another bank or other entity, in which event the participant shall not have any rights under this Agreement (except as provided in the next succeeding sentence hereof), or in the case of a Loan, such Lender's Note (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto, which agreement shall not give the participant the right to consent to any modification, amendment or waiver other than one described in clause (i), (ii) or (iii) of Section 12.05 hereof). The Company agrees that each participant shall be entitled to the benefits of Sections 5.07 and 6 with respect to its participation; provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred. Each Lender may furnish any information concerning the Company and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) which have agreed in writing to be bound by the provisions of Section 12.07 hereof. The Administrative Agent and the Company may, for all purposes of this Agreement, treat any Lender as the holder of any Note drawn to its order (and owner of the Loans evidenced thereby) until written notice of assignment or other transfer shall have been received by them from such Lender. Notwithstanding anything to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

         12.07 Confidentiality. Each Lender agrees to keep confidential any information delivered or made available by the Company to it prior to the end of the term of this Agreement which is clearly indicated to be confidential information; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its officers, directors, employees, affiliates, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed,
(vi) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Lender, the Company or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to such Lender's legal counsel and independent auditors, and (ix) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 12.07.

         12.08 Survival. The obligations of the Company under Sections 5.08, 6.01, 6.05, 12.03 and 12.04 hereof and the obligations of the Lenders under Sections 11.05 and 12.07 shall survive the repayment of the Loans and the termination of the Commitments.

         12.09 Captions. The table of contents and the captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         12.10 Counterparts; Integration. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral and written, relating to the subject matter hereof (except to the extent specific reference is made to any such agreement in Section 2.03 hereof).

         12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                 RPM, INC.


                                 By
                                    --------------------------------
                                       Title:

                                 Address for Notices:

                                 2628 Pearl Road
                                 P.O. Box 777
                                 Medina, Ohio  44258
                                 Attention:  Frank C. Sullivan,
                                             Executive Vice President -
                                             Chief Financial Officer
                                 Telephone Number: 330-273-5090 or
                                                   330-273-8808
                                 Telecopy Number:  330-225-8743

Commitment:                   THE CHASE MANHATTAN BANK

$70,000,000.00
                              By
                                 ---------------------------------
                                    Title:

                              Address for Notices:

                              The Chase Manhattan Bank
                              1 Chase Manhattan Plaza
                              New York, New York  10081
                              Attention: Scott S. Ward

                              Telecopy Number: (212) 552-5795

                              Lending Offices for
                                all Loans:

                              The Chase Manhattan Bank
                              1 Chase Manhattan Plaza, 8th Floor
                              New York, New York  10081
                              Attention: Loan and Agency Services

                              Telecopy Number: (212) 552-5777

Commitment:                                 NATIONAL CITY BANK

$60,000,000.00
                                            By
                                               ------------------------
                                                  Title:

                                            Address for Notices:

                                            National City Bank
                                            P.O. Box 5756
                                            Cleveland, Ohio  44101
                                            LOC #2104
                                            Attention: Terri L. Cable
                                            Telecopy Number: (216) 575-9396

                                            Lending Offices for all Loans:

                                            National City Bank
                                            P.O. Box 5756
                                            Cleveland, Ohio  44101
                                            LOC #2104
                                            Attention:  Connie Djukic

Commitment:                          CREDIT LYONNAIS CHICAGO
                                           BRANCH

$55,000,000.00
                                     By
                                        ---------------------------
                                           Title:

                                     Address for Notices:

                                     Credit Lyonnais Chicago Branch
                                     227 W. Monroe Street - Suite 3800
                                     Chicago, Illinois 60606
                                     Attention: Eric Tobin/
                                     Julie Kanak
                                     Telecopy Number: (312) 641-0527

                                     Lending Office for all Loans

                                     Credit Lyonnais Chicago Branch
                                     227 W. Monroe Street - Suite 3800
                                     Chicago, Illinois 60606
                                     Attention: Rosette Liptak
                                     Telecopy Number: (312) 641-5834

Commitment:                                 THE FIRST NATIONAL BANK
                                                  OF CHICAGO

$55,000,000.00
                                            By
                                               -----------------------------
                                                  Title:

                                            Address for Notices:

                                            First Chicago Capital Markets
                                            Corporate Banking-Midwest
                                            Attn:  Marguerite Canestraro
                                            611 Woodward Avenue
                                            Suite 8074
                                            Detroit, MI  48226
                                            Telecopy Number: (313) 225-3269

                                            Lending Office for all Loans:

                                            The First National Bank of Chicago
                                            One First National Plaza
                                            Suite 0318/1-19
                                            Chicago, Illinois  60670
                                            Attention:  Ernest Misiora
                                            Telecopy Number: (312) 732-1158

Commitment:                                 KEYBANK NATIONAL ASSOCATION

$55,000,000.00
                                            By
                                               ---------------------------
                                                  Title:

                                            Address for Notices:

                                            KeyBank National Association
                                            127 Public Square
                                            Cleveland, Ohio  44113
                                            Attention:  Helen France
                                            Telecopy Number: (216) 689-4981

                                            Lending Office for all Loans:

                                            KeyBank National Association
                                            127 Public Square
                                            Cleveland, Ohio  44113
                                            Attention:  Helen France
                                            Telecopy Number: (216) 689-4981

Commitment:                           PNC BANK, NATIONAL ASSOCIATION

$55,000,000.00
                                      By
                                         ----------------------------
                                            Title:

                                      Address for Notices:

                                      PNC Bank, National Association
                                      1 PNC Plaza
                                      249 Fifth Avenue, Second Floor
                                      Pittsburgh, Pennsylvania 15222-2707
                                      Attention: C.J. Richardson
                                      Telecopy Number: (412) 762-6484

                                      Lending Office for all Loans:

                                      PNC Bank, National Association
                                      1 PNC Plaza
                                      249 Fifth Avenue, Second Floor
                                      Pittsburgh, Pennsylvania 15222-2707
                                      Attention: Denise Simeone
                                      Telecopy Number: (412) 762-6484

Commitment:                                 NATIONSBANK, N.A.

$40,000,000.00
                                            By
                                              ---------------------------
                                                  Title:

                                            Address for Notices:

                                            NationsBank, N.A.
                                            100 North Tryon
                                            Corporate Center
                                            8th Floor
                                            Charlotte, NC 28255
                                            Attention: Phil Durand
                                            Telecopy Number: (704) 388-0960

                                            Lending Office for all Loans:

                                            NationsBank, N.A.
                                            101 North Tryon
                                            15th Floor
                                            Charlotte, NC 28255
                                            Attention: Robert Woodbury
                                            Telecopy Number: (704) 386-8694

Commitment:                                 HARRIS TRUST AND SAVINGS BANK

$40,000,000.00
                                            By
                                               --------------------------
                                                  Title:

                                            Address for Notices:

                                            Harris Trust and Savings Bank
                                            111 West Monroe Street
                                            P.O. Box 755
                                            Chicago, Illinois  60690-0755
                                            Attention: William A. McDonnell
                                            Telecopy Number: (312) 461-2591

                                            Lending Office for all Loans:

                                            Harris Trust and Savings Bank
                                            111 West Monroe Street
                                            P.O. Box 755
                                            Chicago, Illinois  60690-0755
                                            Attention:  Arlett Hall
                                            Telecopy Number: (312) 461-2591

Commitment:                          WACHOVIA BANK OF GEORGIA, N.A.

$40,000,000.00
                                     By
                                        ---------------------------
                                           Title:

                                     Address for Notices:

                                     Wachovia Bank of Georgia, N.A.
                                     191 Peachtree Street, 28th Floor
                                     Atlanta, Georgia 30303
                                     Attention: Katherine Glista
                                     Telecopy Number: (404) 332-6898

                                     Lending Office for all Loans:

                                     Wachovia Bank of Georgia, N.A.
                                     191 Peachtree Street, 28th Floor
                                     Atlanta, Georgia 30303
                                     Attention: Heidi McLaughlin
                                     Telecopy Number: (404) 332-1118

Commitment:                                 MELLON BANK

$30,000,000.00
                                            By
                                               ---------------------------
                                                  Title:

                                            Address for Notices:

                                            Mellon Bank
                                            One Mellon Bank Center
                                            Room 151-4401
                                            Pittsburgh, PA 15258
                                            Attention: George B. Davis
                                            Telecopy Number: (412) 234-8888

                                            Lending Office for all Loans:

                                            Mellon Bank
                                            One Mellon Bank Center
                                            Room 151-4401
                                            Pittsburgh, PA 15258
                                            Attention: George B. Davis
                                            Telecopy Number: (412) 234-8888



TOTAL COMMITMENTS

$500,000,000.00

                                            THE CHASE MANHATTAN BANK,
                                            as Administrative Agent


                                            By
                                               ----------------------------
                                                  Title:

                                            Address for Notices:

                                            The Chase Manhattan Bank
                                            1 Chase Manhattan Plaza, 8th Floor
                                            New York, New York 10081
                                            Attention: Loan and Agency Services
                                            Telecopy Number: (212) 552-5777

                                            Copy to:

                                            The Chase Manhattan Bank
                                            1 Chase Manhattan Plaza
                                            New York, New York  10081
                                            Attention: Scott S. Ward
                                            Telecopy Number:(212) 552-5795

                                PRICING SCHEDULE


         The facility fee rate and "Applicable Margin" for each Type of Revolving Loan for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:



===================================================================================================================
                                     Level         Level        Level       Level         Level        Level
               Status                  I            II          III          IV           V            VI
-------------------------------------------------------------------------------------------------------------------
Facility Fee Rate                    .075%         .10%         .125%       .175%         .225%        .35%
-------------------------------------------------------------------------------------------------------------------
Euro-Dollar Revolving Loans          .175%         .20%         .25%        .275%         .375%        .525%
-------------------------------------------------------------------------------------------------------------------
CD Loans                             .30%          .325%        .375%       .40%          .50%         .65%
-------------------------------------------------------------------------------------------------------------------
Base Rate Loans                       0%            0%           0%          0%            0%           0%
===================================================================================================================


         For purposes of this Schedule, the following terms have the following meanings:

         "Applicable Indebtedness" means senior unsecured long-term debt of the Company.

         "Level I Status" exists at any date if, at such date, the Applicable Indebtedness is rated A- or higher by S&P and A3 or higher by Moody's.

         "Level II Status" exists at any date if, at such date, (i) the Applicable Indebtedness is rated BBB+ or higher by S&P and Baa1 or higher by Moody's and (ii) Level I Status does not exist.

         "Level III Status" exists at any date if, at such date, (i) the Applicable Indebtedness is rated BBB or higher by S&P and Baa2 or higher by Moody's and (ii) neither Level I Status nor Level II Status exists.

         "Level IV Status" exists at any date if, at such date, (i) the Applicable Indebtedness is rated BBB- or higher by S&P and Baa3 or higher by Moody's and (ii) none of Level I Status, Level II Status or Level III Status exists.

         "Level V Status" exists at any date if, at such date, (i) the Applicable Indebtedness is rated BB+ or higher by S&P and Ba1 or higher by Moody's and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

         "Level VI Status" exists at any date if, at such date, no other Status exists.

         "Moody's" means Moody's Investors Service, Inc.

         "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.

         "Status" refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

         The credit ratings to be utilized for purposes of this Schedule are those assigned to senior unsecured long-term debt securities without third-party credit enhancement, and any rating assigned to any other debt security shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

                                                                      SCHEDULE I


The following is a list of the direct and indirect operating subsidiaries of and joint ventures and similar persons invested in by RPM, Inc. as of February 1, 1997.



                                                   SUBSIDIARIES

                                                                                Percentage of
                                                                                Securities
                                                 Jurisdiction of                Owned
NAME                                             Incorporation                  BY RPM, INC.(1, 2, 3, 22, 23)
----                                             -------------                  -----------
Bondex International, Inc.                         Ohio                           100%
Consolidated Coatings Corporation                  Ohio                           100%(4)
Day-Glo Color Corp.                                Ohio                           100%
Kop-Coat, Inc.                                     Ohio                           100%(5)
Mameco International, Inc.                         Ohio                           100%(6)
Republic Powdered Metals, Inc.                     Ohio                           100%(7)
RPM of North Carolina, Inc.                        Ohio                           100%(7)
Bondo/Mar-Hyde Corporation                         Ohio                           100%
Euchem, Inc.                                       Ohio                           100%(8)
Westgate Advertising, Inc.                         Ohio                           100%
BSP Systems, Inc.                                  Delaware                       100%(7)
Carboline Company                                  Delaware                       100%(9)
Carboline International Corporation                Delaware                       100%(9)
RPM World Trade, Ltd.                              Virgin Islands                 100%(10)
Stonhard, Inc.                                     Delaware                       100%(11)
Wisconsin Protective Coatings Corp.                Delaware                       100%(12)
American Emulsions Co., Inc.                       Georgia                        100%(14)
Lubraspin Corporation                              Georgia                        100%(14)
Select Dye & Chemical, Inc.                        Georgia                        100%(14)





Design/Craft Fabric Corporation                    Illinois                       100%
Chemical Specialties                               Maryland                       100%
  Manufacturing Corporation
RPM of Mass, Inc.                                  Massachusetts                  100%(15)
Haartz-Mason, Inc.                                 Massachusetts                  100%(15)
Westfield Coatings Corporation                     Massachusetts                  100%(15)
Craft House Corporation                            Michigan                       100%(16)
William Zinsser & Co.,                             New Jersey                     100%(13)
  Incorporated
Alox Corporation                                   New York                       100%(5)
Floquil-Polly S Color Corp.                        New York                       100%
Mohawk Finishing Products, Inc.                    New York                       100%(17)
Richard E. Thibaut, Inc.                           New York                       100%(13)
Chemical Coatings, Inc.                            North Carolina                 100%
Paramount Technical Products, Inc.                 South Dakota                   100%(6)
Briner Paint Mfg. Co.                              Texas                          100%(12)
Sentry Polymers, Inc.                              Texas                          100%
First Colonial Insurance Company                   Vermont                        100%
Bondex International (Canada) Ltd.                 Canada                         100%
Stonhard (Canada) Ltd.                             Canada                         100%(11)
Stonhard France SARL                               France                         100%(22)
Stonhard GbmH                                      Germany                        100%(11)
Stonhard S.A. de C.V. Mexico                       Mexico                         100%(11)
Composite Structures International, Inc.           Delaware                       100%(18)
Dryvit Systems, Inc.                               Rhode Island                   100%(19)
First Colonial Insurance Company                   Vermont                        100%
Rust-Oleum Corporation                             Illinois                       100%(20)
Simian Company, Inc.                               Delaware                       100%
Star Finishing Products, Inc.                      Illinois                       100%





TCI, Inc.                                          Georgia                        100%
The Testor Corporation                             Ohio                           100%(21)
RPM/Europe B.V.                                    Netherlands                    100%(22)
RPM/Belgium N.V.                                   Belgium                         96%(23)
RPM/Luxembourg S.A.                                Luxembourg                      88%(23)
Espan Corporation Pte Ltd.                         Singapore                      100%(24)
RPM Asia Pte Ltd.                                  Singapore                      100%(24)

-------------------------------------------------------------------------------------------------------------------


(1) The ownership of Directors' qualifying shares by persons other than RPM, Inc. is not reflected in the stated percentage ownership.

(2)      Included in the Company's consolidated financial statements.

(3) In addition, RPM, Inc. owns 100% of the outstanding shares of Cal-O-Cam, Inc., a Michigan corporation, FOPECO, Inc., a New York corporation, and RPM France N.V., a Netherlands Antilles corporation, all of which are non-operating subsidiaries. The outstanding shares of Alox International Sales Corp., a New York corporation which is a non-operating subsidiary, are owned by Alox Corporation, a wholly-owned subsidiary of Kop-Coat, Inc. a wholly owned subsidiary of RPM, Inc.

(4) Consolidated Coatings Corporation owns 100% of the outstanding shares of Consolidated Inter-Continental Corporation, an Ohio corporation as well s 100% of the outstanding shares of Consolidated Protective Coatings, Ltd., a Canadian corporation.

(5) Kop-Coat, Inc. owns 100% of the outstanding shares of Alox Corporation, a New York corporation.

(6) Mameco International, Inc. owns 100% of the outstanding shares of Paramount Technical Products, Inc., a South Dakota corporation, and of L.D. Wracm, Inc., an Ohio corporation.

(7) Republic Powdered Metals, Inc. owns 100% of the outstanding shares of BSP Systems, Inc., a Delaware corporation. BSP Systems, Inc. and RPM of North Carolina, Inc. each own 50% of AGR Company, an Ohio general partnership.

(8) Euchem, Inc. owns 50% of The Euclid Chemical Company, an Ohio general partnership, which, in turn, owns 100% of the outstanding shares of Euclid Chemical Canada, Ltd. and two Ohio corporations, Redwood Transport, Inc. and Euclid Chemical International Sales Corporation, a non-operating subsidiary.

(9) Carboline Company owns 100% of the outstanding shares of Map II, Inc., and Carboline International Corporation. Through Carboline International Corporation. Carboline owns 100% of Carboline Dubai Corporation, a Missouri corporation, and 100% of Carboline Marine, Ltd., a Delaware corporation. Carboline International Corporation also owns 54% of Chemrite Coatings, Limited, a South African corporation, and less than 50% interests in corporations in Korea, Norway, Japan, India and Australia.

(10)     FSC Corporation.

(11) Stonhard, Inc. owns 100% of the outstanding shares of Stonhard Canada Limited, a Canadian federal corporation. Stonhard GmbH, a German corporation, Stonhard Luxembourg, S.A., and Stonhard S.A. de C.V. Mexico, a Mexican corporation.

(12) Wisconsin Protective Coatings, Corp. owns 100% of the outstanding shares of Briner Paint Mfg. Co., a Texas corporation

(13) William Zinsser & Co. Incorporated owns 100% of the outstanding shares of Richard E. Thibaut, Inc., a New York corporation, and
         Mantrose-Haeuser Co., Inc., a Massachusetts corporation.

(14) American Emulsions Co., Inc. owns 100% of the outstanding shares of each of the following Georgia corporations: Lubraspin Corporation and Select Dye & Chemicals, Inc.

(15) RPM of Mass, Inc. owns 100% of the outstanding shares of each of the following Massachusetts corporations: Haartz-Mason, Inc. and Westfield Coatings Corporation.

(16)     Craft-House Corporation owns 75% of DXIM GmbH, a German corporation.

(17)     Mohawk Finishing Products, Inc. owns 100% of the outstanding shares of
         H. Behlen & Bro., Inc., a New York corporation.

(18) Composite Structures International, Inc. owns 100% of the outstanding shares of Fibergrate Corporation, a Texas corporation; Chemgrate Corporation, a Washington corporation; Chem-Grate Corporation, a Tennessee corporation; Chemgrate (Asia) Inc., a Washington corporation; and Chemgrate (PRC), Inc., a Washington corporation.

(19) Dryvit Systems, Inc. owns 100% of the outstanding shares of Dryvit Systems, Canada, Ltd. and Tech 21 Panel Systems, Inc., a Rhode Island corporation.

(20) Rust-Oleum Corporation owns 100% of the outstanding shares of Rust-Oleum Concrete Protection Systems, Inc., an Oklahoma corporation; Rust-Oleum Sales Company, Inc., an Ohio corporation, ROC Sales, Inc. an Illinois corporation; and Rust-Oleum International Corporation, a Delaware corporation.

(21) The Testor Corporation owns 100% of the outstanding shares of Testor Australia Pty, Ltd. an Australia corporation.

(22) RPM, Inc. owns 100% of the outstanding shares of RPM/Europe B.V., a Netherlands holding company which owns 100% of the outstanding shares of the following companies; Rust-Oleum/Netherlands, B.V., a Netherlands corporation; Radiant Color N.V., a Belgian corporation (which owns 100% of the outstanding shares of Martin Mathys, N.V., a Belgian corporation); and RPM/Praha spol.n.r.o., a Czech Republic corporation.

         RPM/Europe B.V. also owns 100% of the outstanding shares of RPOW UK Limited, a U.K. holding company which owns 100% of the outstanding shares of the following U.K. companies; Chemspec Europe Limited; Rust-Oleum U.K. Limited; Stonhard U.K. Limited; and Mantrose UK Limited (which owns 100% of the outstanding shares of Agricoat Industries, Limited, also a U.K. corporation).

         RPM/Europe B.V. also owns 100% of the outstanding shares of RPOW (France) S.A., a French holding company which owns 100% of the outstanding shares of Rust-Oleum (France) S.A. and Stonhard S.A.R.L., a French corporation.

(23) RPM, Inc. also owns 96% of the outstanding shares of RPM (Belgium) N.V., a Belgian corporation (which owns 100% of the outstanding shares of Monile France S.A., a French corporation); and 88% of the outstanding shares of RPM (Luxembourg) S.A., a Luxembourg corporation.

         RPM, Inc. also owns 100% of the outstanding shares of RPM Asia Pte Ltd. a Singapore corporation which owns 100% of the outstanding shares of RPM China Pte Ltd. and Espan Corporation Pte Ltd (which owns 100% of the outstanding shares of Espan Building Industries Pte Ltd.), all Singapore corporations.

                    JOINT VENTURES AND OTHER SIMILAR PERSONS
                    ----------------------------------------

         RPM China Pte Ltd., a wholly-owned subsidiary of RPM Asia Pte Ltd., is a 30% joint venture partner in Managro Industries Pte Ltd., a Singapore company.

         RPM/Europe B.V. and Dryvit Systems, Inc. are 51% joint venture partners in Midwest Traders International, a Polish company.

                                                                       EXHIBIT A


                                 [Form of Note]

                                 PROMISSORY NOTE



                                                       ____________, 199_
                                                       New York, New York


         FOR VALUE RECEIVED, RPM, Inc., an Ohio corporation (the "COMPANY"), hereby promises to pay to ___________________ (the "LENDER"), or order, at the principal office of The Chase Manhattan Bank at 1 Chase Manhattan Plaza, New York, New York 10081, the aggregate unpaid principal amount of the Loans made by the Lender to the Company under the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

         The Lender is hereby authorized by the Company to endorse on the schedule (or a continuation thereof) attached to this Note, the date, amount, Class and Type of and Interest Period (if any) for each Loan made by the Lender to the Company under the Credit Agreement, and the date and amount of each payment or prepayment of principal of such Loan received by the Lender, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Company under the Credit Agreement or under this Note in respect of such Loans.

         This Note is one of the Notes referred to in the Credit Agreement (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT") dated as of February __, 1997 among the Company, the lenders named therein (including the Lender), and The Chase Manhattan Bank, as Administrative Agent, and evidences Loans made by the Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

         The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

         This Note shall be governed by and construed in accordance with the laws of the State of New York.


                                            RPM, INC.


                                            By
                                               ---------------------------
                                                  Title:

                                             SCHEDULE


         This Note evidences Loans made under the within-described Credit Agreement to the Company, on the dates, in the principal amounts, of the classes and types and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:


------------------------------------------------------------------------------------------------------------------------------
                 Principal                                                       Date of          Amount
                 Amount of        Class of         Type of          Interest     Payment or       Paid or       Balance
Date Made        Loan             Loan             Loan             Period       Prepayment       Prepaid       Outstanding
------------------------------------------------------------------------------------------------------------------------------

                                                                     EXHIBIT B-1


                                   OPINION OF
                             COUNSEL FOR THE COMPANY


                  [Letterhead of CALFEE, HALTER & GRISWOLD LLP]



                                                              February __, 1997


To the Lenders and the Administrative
       Agent referred to below
c/o The Chase Manhattan Bank,
  as Administrative Agent
1 Chase Manhattan Plaza
New York, New York 10081

Ladies and Gentlemen:

         We have acted as counsel to RPM, Inc., an Ohio corporation (the "Company"), in connection with the Credit Agreement, dated as of February __, 1997 (the "Credit Agreement"), among the Company, the financial institutions referred to therein (the "Lenders") and The Chase Manhattan Bank, as administrative agent (in such capacity, the "Administrative Agent"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This opinion letter is being furnished to you at the request of the Company pursuant to Section 7.01(f) of the Credit Agreement.

         In rendering this opinion, we have examined executed originals or counterparts of the Credit Agreement and the Notes. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of the following documents and corporate records:

                  (a) A copy of Resolutions adopted by the Board of Directors of the Company on October 18, 1996 and the Executive Committee of the Board of Directors of the Company by unanimous written consent, dated January __, 1997, authorizing, inter alia, the execution and delivery of the Credit Agreement and the Notes, certified as true and correct as of the date hereof by an officer of the Company;

                  (b) A certificate from the Secretary of State of Ohio, dated January __, 1997, with respect to the status of Company as a corporation in good standing under the laws of the State of Ohio as of such date;

                  (c) A certificate from the Secretary of State of each of the states set forth on Schedule I, dated as of the dates set forth on
         Schedule I, with respect to the status of each of Carboline Company, a Delaware corporation, William Zinsser & Co., Incorporated, a New Jersey corporation, Stonhard, Inc., a Delaware corporation, Dryvit Systems, Inc., a Rhode Island corporation, and Rust-Oleum Corporation, an Illinois corporation (hereinafter collectively, the "Significant Subsidiaries") as a corporation in good standing under the laws of such states as of such dates;

                  (d) A certificate from the Secretary of State of Ohio, dated January __, 1997, with respect to the Articles of Incorporation of the Company, and all amendments thereto, as of such date;

                  (e) A certificate from the Secretary of State of each of the states set forth on Schedule I, dated as of the dates set forth on
         Schedule I, with respect to the existing Articles of Incorporation or Certificates of Incorporation, as the case may be, and all amendments thereto, of each of the Significant Subsidiaries as of such dates;

                  (f) A copy of the Articles of Incorporation and Code of Regulations of Company certified as true, correct and complete as of the date hereof by an officer of the Company;

                  (g) A copy of the Articles of Incorporation or Certificate of Incorporation and the By-Laws or Code of Regulations of each of the Significant Subsidiaries, each certified as true, correct and complete by an officer of each of the Subsidiaries as of the date hereof, respectively;

                  (h) A certificate of an officer of the Company, a copy of which certificate is attached hereto as Exhibit A-1 (the "Company Officer's Certificate");

                  (i) A certificate of certain officers of each of the Significant Subsidiaries, a copy of which certificate is attached hereto as Exhibit A-2 (the "Subsidiary Officers' Certificate" and, together with the Company Officer's Certificate, the "Officers Certificates"), and

                  (j) Such other corporate documents and records of the Company and the Significant Subsidiaries, such other certifications or representations as to factual matters of public officials and officers of the Company and the Significant Subsidiaries, and such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

                  In rendering our opinion, we have relied upon the above-referenced certificates of good standing, certified Certificates of Incorporation and certified Articles of Incorporation, as the case may be, from the Secretaries of State of Delaware, Rhode Island, Ohio and New Jersey. Any opinion hereinafter set forth relative to valid existence or good standing of the Company under the laws of the State of Ohio is based solely upon the above-referenced certificate of good standing. Any opinion hereinafter set forth relative to the incorporation, valid existence or good standing of the Significant Subsidiaries under the laws of the applicable states is based solely upon the above-referenced certificates of good standing and certified Articles of Incorporation or Certificates of Incorporation with respect to such Significant Subsidiaries. We have not conducted an independent review or investigation of the matters set forth in any such certificate of good standing or certified Articles of Incorporation or Certificates of Incorporation.

         In rendering our opinion we have not conducted any detailed investigation into the types of businesses and activities in which the Company engages or the manner in which the Company engages in such businesses and activities. Accordingly, our opinions with respect to the laws of the State of Ohio and the federal laws of the United States are expressly limited to laws or governmental regulations of general applicability to business corporations and we are not expressing any opinion concerning laws of particular applicability, including, without limitation, statutes, administrative decisions, rules or regulations of any county, municipality or special political subdivision thereof or applicable municipal or quasi-municipal licenses, permits or approvals.

         Our review as to the contractual obligations to which the Company and the Significant Subsidiaries are bound was limited to a review of those contractual obligations ("Material Agreements") identified to us on the Officer's Certificates as being Material Agreements (as defined in the Officer's Certificate).

         In rendering our opinions, we have assumed, without independent investigation, that:

         (i) all records and documents examined by us in connection with the preparation of this opinion letter are authentic and, to the extent material to any opinion hereinafter expressed, accurate and complete, and, to the extent represented by photostatic or certified copies, conform to the respective originals;

         (ii) all signatures contained in such records and documents (other than signatures of officers of the Company executing the Credit Agreement and the Notes on behalf of the Company) are genuine signatures of the parties purporting to have signed the same;

         (iii) all natural persons signing said documents and records (other than the natural persons signing the Credit Agreement and the Notes on behalf of the Company) had, at the time of such signing, full legal capacity to sign and deliver said documents and records;

         (iv) the Credit Agreement and the Notes are the legal, valid and binding obligations of all parties thereto other than the Company, enforceable against such parties in accordance with their terms;

         (v) no action has been taken which amends or revokes or terminates any of the documents and records which we have reviewed; and

         (vi) each of the Administrative Agent and the Lenders has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Credit Agreement and the Notes against the Company.

         Although we have not conducted an independent investigation of the accuracy or reasonableness of any of these assumptions, nothing has come to our attention leading us to question the accuracy of said assumptions.

         Based upon and subject to the foregoing, and upon such further investigation of law as we have deemed necessary, and subject to the qualifications, exceptions and further assumptions set forth below, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to conduct its business in the manner now conducted.

         2. The Company has all requisite corporate power and authority to execute, deliver and perform the Credit Agreement and the Notes. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement and the Notes.

         3. Assuming that the Credit Agreement and the Notes were to be governed by the laws of the State of Ohio, each of the Credit Agreement and the Notes constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         4. The execution, delivery and performance by the Company of the Credit Agreement and the Notes do not: (i) contravene or constitute a default under any provision of law applicable to the Company or any provision of the Articles of Incorporation of the Company or the Code of Regulations of the Company or (ii) require any action by or in respect of, or filing with, any governmental body, agency or official.

         5. The execution, delivery and performance by the Company of the Credit Agreement and the Notes do not contravene or constitute a default under any provision of any Material Agreement binding upon the Company or its Significant Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company pursuant to the terms of any Material Agreement.

         6. Each of the Significant Subsidiaries is incorporated, validly existing and in good standing under the laws of its state of incorporation. Each of the Significant Subsidiaries has all requisite corporate power and authority to own and operate its properties and to conduct its business in the manner now conducted.

         7. To our knowledge, after due inquiry, neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, 15 U.S.C. sec. 80a-1 et seq.

         8. To our knowledge, after due inquiry, neither the Company nor any of its Subsidiaries is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, 15 U.S.C.
sec. 79 et seq.

         9. Assuming that the proceeds of the Loans are used for the purposes set forth in the Credit Agreement, the making of the Loans will not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System of the United States.

         The foregoing opinions are subject to the following additional assumptions, limitations and qualifications:

         (a) Our opinions are subject to and affected by applicable bankruptcy, insolvency, avoidance, reorganization, moratorium or similar laws affecting the rights of creditors generally including, without limitation, statutory and other laws regarding fraudulent transfers. Our opinion as to the enforceability of the Credit Agreement and the Notes is also subject to and affected by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Moreover, the exercise of the rights and remedies under the Credit Agreement and the Notes could be subject to limitation if (A) the enforcement of such rights and remedies by any of the Lenders or the Administrative Agent is found not to be commercially reasonable, (B) the enforcement of the rights and remedies violates the obligations of any of the Lenders or the Administrative Agent to act in good faith or (C) the defaults or events of default under the Credit Agreement or the Notes are deemed by a court not to be material. Furthermore, no opinion is expressed as to whether any provisions in the Credit Agreement or the Notes are enforceable by means of specific enforcement.

         (b) We express no opinion as to (i) the enforceability of any provision contained in the Credit Agreement and the Notes that purports to establish (or may be construed to establish) evidentiary standards, (ii) the enforceability of any provision contained in the Credit Agreement or the Notes that constitutes a waiver that is prohibited or otherwise unenforceable under applicable Ohio law and (iii) the enforceability of any forum selection clause. We also express no opinion as to the enforceability of any provision contained in the Credit Agreement or the Notes which (A) purports to obligate the Company to pay for any documentary, stamp or other taxes unless at the time such charges are required to be paid it is lawful for such party to pay the same, (B) provides that a waiver must be in writing or (C) purports to exculpate the Administrative Agent or any of the Lenders from their own negligent acts and otherwise limit such parties from certain liabilities.

         (c) Our opinion in Paragraph 4(ii) relating to action by or in respect of, or filing with, any governmental body, agency or official relates only to actions by or in respect of, or filing with, any governmental body, agency or official that, in our experience, without our having made any special investigation with respect thereto, are generally applicable to business corporations entering into commercial financing transactions of the type contemplated by the Credit Agreement.

         (d) Any provision in the Credit Agreement or the Notes purporting to allow the collection of attorneys' fees incurred in connection with any collection or enforcement action by any of the Lenders or the Administrative Agent may not be valid, binding or enforceable under the laws of the State of Ohio.

         (e) We have made no investigation into the activities or nature of the Administrative Agent or any of the Lenders. Accordingly, our opinion set forth in paragraph 3 relating to the enforceability of the Credit Agreement and the Notes is qualified to the extent that, in order to exercise rights and remedies under the

Credit Agreement and the Notes in courts of the State of Ohio, the Administrative Agent or a Lender, as the case may be, may have to qualify to transact business as a foreign corporation in the State of Ohio unless the Administrative Agent or such Lender constitutes a "bank" under Section 1703.02 of the Ohio Revised Code, which excepts "banks" from the requirement of being licensed to transact business as a foreign corporation in the State of Ohio.

         (f) In addition, our opinion set forth in paragraph 4(ii) concerning actions by or in respect of, or filing with, any governmental body, agency or official expresses no opinion as to, and our opinions are qualified by and subject to the effect of (i) any taxation to which the Lenders may be subject under the laws of the State of Ohio or United States federal law or (ii) compliance or noncompliance by the Company, the Administrative Agent or any of the Lenders with any actions by or in respect of, or filing with, any governmental body, agency or official which may be applicable to the Administrative Agent or any of the Lenders in connection with such state or federal taxation.

         (g) Section 1343.01 of the Ohio Revised Code permits interest not exceeding eight percent (8%) per annum "except as authorized in ... this section". The authorized exceptions include, inter alia, indebtedness exceeding one hundred thousand dollars and business loans to business associations or partnerships (Sections 1341.01(B)(1)and (B)(6)(a)). We call to your attention to the criminal statutes of the State of Ohio as set forth in Section 2905.21(H) and Section 2905.22 of the Ohio Revised Code relating to criminal usury which prohibit, inter alia, knowingly charging interest "at a rate exceeding twenty-five percent per annum or the equivalent rate for a longer or shorter period, unless ... the rate of interest is otherwise authorized by law". To date there have not been any Ohio judicial decisions holding that the provisions of said Section 2905.21(H) or 2905.22 are in any way applicable to a commercial financing transaction with a corporation, a commercial finance transaction similar to those contemplated by the Credit Agreement and the Notes, or a transaction governed by the laws of a state other than the State of Ohio.

         (h) Our opinion in paragraph 4 that the performance by the Company of the Credit Agreement and the Notes will not violate laws applicable to the Company assumes, with your consent, that the course of any discretionary conduct of the Company in connection with such performance does not itself, due to the manner in which such performance is carried out, violate any such laws.

         Except as hereinafter specified, the opinions expressed herein are limited to the laws of the State of Ohio and to United States federal law. Except to the extent hereinafter specified, we express no opinion as to the effect or applicability of the laws of any other jurisdiction. We note that the Credit Agreement and the

Notes are stated to be governed by the laws of the State of New York. We express no opinion as to the enforceability of any provision which purports to subject the Credit Agreement or the Notes to, and make the Credit Agreement or the Notes governed by, the law of any state other than the State of Ohio except to the extent hereinafter addressed. For purposes of rendering our opinions set forth in paragraph 6, we have examined to the extent relevant the laws and reported decisions of the State of Delaware and the Delaware General Corporation Law, the New Jersey Business Corporation Act, Rhode Island Business Corporation Act and the Illinois Business Corporation Act.

         You have asked whether a court of the State of Ohio or a federal court applying the law of the State of Ohio would apply the conflict of law principles adopted under the law of the State of Ohio so as to give effect to the choice of law provision set forth in the Credit Agreement and the Notes. After a review of reported and published decisions applying the law of the State of Ohio, we are unaware of any reported and published decision by any court of the State of Ohio or federal court applying the law of the State of Ohio which gives effect to a choice of law provision set forth in commercial loan documentation such as a loan agreement, a security or guarantee agreement or a note (other than decisions concerning notes which relate to usury issues and were rendered prior to the adoption by the State of Ohio of the Uniform Commercial Code (hereafter, as so adopted, the "Ohio UCC") and a recent district court decision concerning a security agreement provision providing for the collection of attorneys' fees). Accordingly, the opinion hereinafter set forth is based fundamentally on a review of analogous case law.

         Section 1301.05 of the Ohio Revised Code provides, in relevant part, that parties to a transaction which bears a reasonable relation to the State of Ohio and to another state may agree that the laws of the State of Ohio or the laws of such other state shall govern the rights and duties of said parties. This provision of the law of the State of Ohio has not yet been applied to a credit agreement, a note or a guarantee agreement. However, courts of other states and federal courts interpreting state law of other states have applied
Section 1-105 of the Uniform Commercial Code to uphold a choice of law provision set forth in notes or loan agreements in cases involving conflicting state usury laws. See, e.g., Woods - Tucker Leasing Corp. of Georgia v. Hutcheson-Ingram Development Co., 642 F.2d 744 (5th Cir. 1981), Hammel v. Ziegler Financing Corp., 113 Wis.2d 73, 334 N.W.2d 913 (Wis. Ct. App. 1983). Ohio courts generally defer to decisions by other state courts regarding the interpretation of identical UCC provisions. Mack Financial Corporation v. Kenworth of Cincinnati, Inc., No. C-790740, slip op. at 3 (Ohio Ct., App. June 3, 1981). Since the adoption of the Ohio UCC, the only reported and published Ohio decision addressing a choice of law provision in commercial loan documents concerns a provision for the collection of attorneys' fees contained in a security agreement. In Clarklift of Northwest Ohio, Inc. v. Clark Equipment Company, 869 F.Supp. 533 (N.D. Ohio 1994), the court refused to honor the parties' choice of Michigan law to govern the enforceability of a provision providing for the recovery of attorneys' fees. Each of the two security agreements between the parties stated that the agreements were to be "construed in accordance with and governed by the laws of the State of Michigan." The court cited Schulke Radio Prod. v. Midwestern Broadcast, 6 Ohio St.3d 436, 453 N.E.2d 683 (Ohio 1983), for the proposition that under Ohio law the laws of the state chosen by the parties to a security agreement would be applied unless: (i) the chosen state has no substantial relationship to the parties or the transaction and there is no other reasonable basis for the parties' choice or (ii) application of the law of the chosen state would be contrary to a fundamental policy of a state having a materially greater interest in the issue than the chosen state and such state would be the state of the applicable law in the absence of a choice by the parties.

         In Clarklift, the court concluded that the choice of Michigan law should not be upheld because: (i) the secured party, in relying entirely upon Ohio law in its foreclosure proceedings, effectively waived its contractual right to have Michigan law applied and (ii) the recovery of attorney fees is repugnant to Ohio public policy and, under the facts of Clarklift, the State of Ohio had a greater material interest in the choice of law issue than the State of Michigan. The court's rationale for finding the State of Ohio to have a materially greater interest in Clarklift appears to have been premised upon: (a) the borrower's only place of business being in the State of Ohio; (b) all of the assets of the borrower being located in the State of Ohio; (c) the secured party's filing documents in the State of Ohio to record its security interest in the borrower's assets and (d) the secured party's doing business in the State of Ohio. The court's determination was not altered by the fact that one of the parties was incorporated in the State of Michigan or that the security agreements were deemed to be entered into in the State of Michigan.

         Other than Clarklift, the only reported and published Ohio decisions addressing choice of law provisions in commercial loan documents concern choice of law issues relating to usury issues in connection with promissory notes and were decided prior to the adoption of the Ohio UCC. Although ultimately upholding the choice of law provisions of each subject note, such decisions did not establish a clearly defined rationale or precedent for doing so. In Kilgore
v. Dempsey, 25 Ohio St. 610 (Ohio 1874), the Supreme Court of Ohio upheld a choice of Ohio law as to the interest rate of a note payable by a maker who was a resident of the State of Ohio although the interest rate set forth in such note would have been usurious under Pennsylvania law. The holder of the note was a resident of Pennsylvania and the note was to be paid in Pennsylvania. The Court held that the parties to the note had a legal right to contract "in good faith" with reference to the laws of either the State of Ohio or Commonwealth of Pennsylvania. In Scott v.Perlee, 39 Ohio St. 63 (Ohio 1883), the Supreme Court of Ohio upheld a choice of Illinois law as to the interest rate of a note payable by a maker who was an Illinois resident to a holder who was a resident of the State of Ohio although the interest rate would have been usurious under the law of the State of Ohio. The Court stated that:

                  ... it is undoubtedly the law of this state, and indeed it is now well established almost universally, that where a contract is entered into in one state, to be performed in another, between citizens of each, and the rate of interest is different in the two, the parties may, IN GOOD FAITH, stipulate for the rate of either, and thus expressly determine with reference to the law of which place that part of the contract shall be decided. [emphasis added]

         Based on our review, we are unaware of any controlling and published authority under the laws of the State of Ohio applying Section 187(2) of the Restatement (Second) of Conflict of Laws (1971) to the enforceability of a choice of law provision in a credit agreement, note or guarantee agreement. Further, Clarklift is the only published authority under the laws of the State of Ohio applying Section 187(2) to the enforceability of a choice of law provision in a security agreement. Although of limited value as a precedent by reason of its unpublished nature, we have found one relevant unpublished decision, Michigan Bank - Midsouth v. James R. Strohl, 1986 WL 11425 (Ohio App.). Therein, in upholding the parties' choice of Michigan law, the court applied Section 187(2) of the Restatement (Second) of Conflict of Laws (1971) to a promissory note. The case is unclear concerning whether the note contained an express choice of Michigan law. In discussing Section 187(2), however, the court states that a reasonable basis for the parties' choice of law exists where a borrower chooses the law of the state where the bank advancing the funds is located. Despite the absence of controlling precedent, we note that in cases relating to commercial contracts other than commercial loan documents and notes, the Supreme Court of Ohio has adopted the tests set forth in Section 187(2) of the Restatement (Second) of Conflict of Laws (1971).

         Although the matter is not free from doubt by reason of the absence of direct and published precedent, if a case were properly presented and argued, we believe that a court of the State of Ohio or a federal court applying the law of the State of Ohio would adopt the tests set forth in Section 187(2) of the Restatement (Second) of Conflict of Laws (1971), under which the law of a state chosen by the parties in a credit agreement or note (such as the Credit Agreement and the Notes) would be applied unless:

         (a) the chosen state has no substantial relationship to the parties or the transaction and there is no other reasonable basis for the parties' choice of governing law, or

         (b) application of the law of the chosen state would be contrary to a fundamental policy of a state which has a materially greater interest than the chosen state in the determination of the particular issue and which would be the state of the applicable law in the absence of an effective choice of law by the parties.

See Clarklift of Northwest Ohio, Inc. v. Clark Equipment Company; Schulke
Radio Prod. v. Midwestern Broadcast, 6 Ohio St. 3d 436, 453 N.E.2d 683 (Ohio
1983), and Jarvis v. Ashland Oil, Inc., 17 Ohio St. 3d 189, 478 N.E.2d 786 (Ohio
1985).

         In applying such Restatement tests, the Supreme Court of Ohio in Jarvis
v. Ashland Oil, Inc. stated that, even where the law of the chosen state is concededly repugnant to and in violation of the public policy of the State of Ohio, the law of the State of Ohio will "only be applied when it can be shown that the state has a materially greater interest than the chosen state".

         In Sekeres v. Arbaugh, 31 Ohio St. 3d 24, 508 N.E.2d 941 (Ohio 1987), the Supreme Court of Ohio upheld an award of attorneys' fees based on a provision in a commodity futures trading agreement providing that New York law would govern the agreement. As a result of its finding that the State of Ohio did not have a materially greater interest than New York, the Court found it unnecessary to decide whether the contract's provision for the collection of attorneys' fees would violate Ohio public policy. Determining that the State of Ohio did not have a materially greater interest, the Court noted that: (i) the performance of the contract was not located principally in either New York or the State of Ohio, (ii) the transaction was approved in New York and one of the parties was incorporated in New York, and (iii) neither the Ohio residence of the other party to the contract nor the execution of the contract in Ohio was determinative.

         Other than Clarklift, there is no reported decision applying the law of the State of Ohio which suggests in respect of commercial loan documentation (i) whether the tests of Section 1301.05 of the Ohio Revised Code or Section 187(2) of the Restatement as adopted by the Supreme Court of Ohio would supersede or otherwise alter the earlier Ohio cases referenced above regarding "good faith" enforceability of choice of law provisions in notes as related to usury or any other particular issue or (ii) whether a choice of law provision as it relates to usury, attorney's fees in connection with collections, or waivers of equitable or legal defenses are matters of fundamental public policy of the State of Ohio or are otherwise concededly repugnant to and in violation of the public policy of the State of Ohio.

         In the present transaction, it is our understanding that (i) negotiations of the Credit Agreement and the Notes have occurred in New York and telephonically between representatives located in New York and the State of Ohio, (ii) the Company is an Ohio corporation with its principal place of business and chief executive office in the State of Ohio, (iii) each of the Administrative Agent and The Chase Manhattan Bank has its principal place of business in New York, (iv) the initial funding of Loans, the funding of all subsequent Loans, and the payment of the Administrative Agent and The Chase Manhattan Bank will each occur in New York, (vi) the counterparts of the Credit Agreement and the Notes executed by the Company will be delivered in New York,
(vii) the Notes will be delivered to the Administrative Agent on behalf of the Lenders in New York, (viii) the Credit Agreement permits each Lender, in certain circumstances, to enforce severally its remedies for nonpayment and (ix) two (2) of the Lenders have principal offices located in the State of Ohio and two (2) of the other Lenders have permanent offices in the State of Ohio.

         In rendering this opinion, we have made no independent investigation of the foregoing factual understandings and, with respect to such facts, we have:
(i) relied, for the purpose of rendering our opinions, exclusively upon the facts provided to us by the parties and representatives of the Lenders and the Administrative Agent and upon the facts evidenced by the Credit Documents and
(ii) assumed that the facts referred to in this opinion letter are now and will at all times be correct.

         Although the matter is not free from doubt because (i) there is no controlling published authority in the State of Ohio with regard to a credit agreement or a note (other than in connection with the collection of attorneys' fees), (ii) other than Clarklift, there is no controlling published authority in the State of Ohio with regard to the effect of the adoption of either Section 1301.05 of the Ohio Revised Code or Section 187(2) of the Restatement with regard to a credit agreement or a note, (iii) the application of facts to controlling legal principles will be determined ultimately by a trier-of-fact based on its view of the facts, and (iv) the split decision in Sekeres and the decision in Clarklift demonstrate the potential for contradictory analysis and emphasis of facts related to choice of law issues, we are of the opinion, based on the understood facts set forth above and a reasoned analysis of analogous case law, that if the case were properly presented and argued, a court of the State of Ohio or a federal court applying the law of the State of Ohio should give effect to the choice of New York law as the governing law of the Credit Agreement and the Notes.

         The foregoing reasoned opinion is premised on the assumption that a court would in respect of the Credit Agreement and the Notes view the location of the principal office of the Administrative Agent and several of the Lenders in New York, and the Administrative Agent's acceptance and receipt of the Credit Agreement and the Notes as determinative of (x) the location of the Administrative Agent and the Lenders and (y) the place of the making of the Credit Agreement and the Notes in spite of the actual location of the individual Lenders or their funding offices and the actual place of execution of the Credit Agreement and the Notes by such Lenders. The foregoing reasoned opinion does not express any opinion (i) with respect to the enforceability of the choice of law provision in the context of any particular Lender's exercise of its several right to exercise individual remedies and (ii) whether under Clarklift, the State of Ohio could be found to have a "materially greater interest" whenever application of the law of another jurisdiction would be "contrary to a fundamental policy" of the State of Ohio..

         This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. The opinions expressed herein are expressed solely to you and, without the express written consent of the undersigned, may not be filed publicly or relied upon by any other persons (except assignees, transferees or participants of the Lenders to the extent comprised of financial institutions) for any reason. William A. Papenbrock, a partner of this firm, is a member of the Board of Directors and an Assistant Secretary of the Company.

                                            Very truly yours,

                                            CALFEE, HALTER & GRISWOLD LLP

                                   SCHEDULE I
                                       TO
                                 OPINION LETTER




----------------------------------------------------------------------------------------------------
                                                    DATE OF GOOD
SIGNIFICANT                  STATE OF               STANDING                DATE OF CERTIFIED
SUBSIDIARY                   INCORPORATION          CERTIFICATE             ARTICLES/CERTIFICATE
----------------------------------------------------------------------------------------------------
Stonhard, Inc.               Delaware               January 14, 1997        January 14, 1997
----------------------------------------------------------------------------------------------------
Carboline Company            Delaware               January 13, 1997        January 13, 1997
----------------------------------------------------------------------------------------------------
Dryvit Systems, Inc.         Rhode Island           January 14, 1997        January 15, 1997
----------------------------------------------------------------------------------------------------
Rust-Oleum                    Illinois               January 13, 1997       January 13, 1997
Corporation
----------------------------------------------------------------------------------------------------
William Zinsser & Co.,       New Jersey             January 14, 1997        January 17, 1997
Incorporated
----------------------------------------------------------------------------------------------------


                                   EXHIBIT A-1
                                       TO
                                 OPINION LETTER
                          COMPANY OFFICER'S CERTIFICATE



To:  Calfee, Halter & Griswold LLP

         The undersigned being the duly elected and acting Vice President, Secretary and General Counsel of RPM, Inc. (the "Company") does hereby certify as of the date hereof, in his capacity as an officer of the Company and on behalf of the Company, that:

         1. Set forth on Schedule I hereto is a true, correct and complete list of each agreement or other instrument to which the Company is a party which, in the event of a default by the Company thereunder, could reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business, or operations, of the Company (all of such agreements and instruments being collectively referred to herein as the "Material Agreements").

         2. Attached hereto as Exhibit 1 are true, complete and correct copies of the Code of Regulations and Articles of Incorporation of the Company. Such Code of Regulations and Articles of Incorporation are still in full force and effect and have not in any manner whatsoever been amended or modified.

         3. Attached hereto as Exhibit 2 is a true, complete and correct copy of resolutions duly adopted by the Executive Committee of the Board of Directors of the Company by unanimous written consent dated January 27, 1997.

         Such resolutions are still in full force and effect and have not in any manner whatsoever been amended or modified.

         All capitalized terms not otherwise defined or referenced in this certificate are used herein as defined in the Opinion of Calfee, Halter & Griswold LLP to which this certificate is attached.

         The undersigned acknowledges and agrees that Calfee, Halter & Griswold LLP intends to, and may, rely on this Certificate and the matters contained herein, in rendering opinions in connection with the transactions contemplated by the Credit Agreement, dated as of February __, 1997 among The Chase Manhattan Bank, as Administrative Agent, the Lenders named therein and the Company.

         IN WITNESS WHEREOF, I have executed this Certificate as of this _____ day of February, 1997.

                                          RPM, INC.


                                          -----------------------
                                          By:     Paul A. Granzier
                                          Title:  Vice President, Secretary and
                                                  General Counsel

                                   SCHEDULE I
                                       TO
                          COMPANY OFFICER'S CERTIFICATE


                               MATERIAL AGREEMENTS

1. Liquid Yield Option (TM) Notes Due 2012, $400,000,000 Principal Amount (Zero Coupon subordinated), and the Indenture, dated as of September 15, 1992, between RPM, Inc. and The First National Bank of Chicago, as Trustee, with respect thereto (TM)Trademark of Merrill Lynch & Co., Inc.

2. Multicurrency Credit Agreement, dated as of December 14, 1993, among RPM, Inc., RPOW (France) S.A., RPM Europe B.V., Radiant Color, N.V., Credit Lyonnais Chicago Branch, Credit Lyonnais Cayman Island Branch and Credit Lyonnais Belgium

3. Stock Purchase Agreement, dated October 21, 1996, as amended by Amendment No.1 thereto, dated as of February 1,1997, between the Company and The B.F.Goodrich Company

4. Indenture, dated as of June 1, 1995, between RPM, Inc. and The First National Bank of Chicago, as Trustee, with respect to 7.0% Senior Notes due 2005

                                   EXHIBIT A-2
                                       TO
                                 OPINION LETTER



                        SUBSIDIARY OFFICER'S CERTIFICATE


To:  Calfee, Halter & Griswold LLP

         The undersigned, being the duly elected and acting SECRETARY of each of
(i) Stonhard, Inc., a Delaware corporation ("Stonhard"), (ii) Carboline Company, a Delaware corporation ("Carboline"), (iii) Dryvit Systems, Inc., a Rhode Island corporation ("Dryvit"), (iv) Rust-Oleum Corporation, an Illinois corporation ("Rust-Oleum") and (vii) William Zinsser & Co., Incorporated, a New Jersey corporation ("Zinsser", and, together with Stonhard, Carboline, Dryvit and Rust-Oleum, the "Significant Subsidiaries"), does hereby certify as of the date hereof, in his capacity as an officer of each of the Significant Subsidiaries and on behalf of such Significant Subsidiaries, that:

         1. Set forth on Schedule I hereto is a true, correct and complete list of each agreement or other instrument to which a Significant Subsidiary is a party which, in the event of a default by such Significant Subsidiary thereunder, could reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business, or operations, of such Significant Subsidiary (all of such agreements and instruments being collectively referred to herein as the "Material Agreements").

         2. Attached hereto as Exhibits 1-A through 1-E hereto are true, complete and correct copies of the Code of Regulations or By-Laws, as the case may be, of the Significant Subsidiaries. Each such Code of Regulations or By-Laws is still in full force and effect and has not in any manner whatsoever been amended or modified.

         3. Attached hereto as Exhibits 2-A through 2-E hereto are true, complete and correct copies of the Articles of Incorporation or Certificate of Incorporation, as the case may be, of each of the Significant Subsidiaries. Each such Articles of Incorporation or Certificate of Incorporation is still in full force and effect and has not in any manner whatsoever been amended or modified.

         All capitalized terms not otherwise defined or referenced in this certificate are used herein as defined in the Opinion of Calfee, Halter & Griswold LLP to which this certificate is attached.

         The undersigned acknowledges and agrees that Calfee, Halter & Griswold to which this Certificate and the matters contained herein, in rendering opinions in connection with the transactions contemplated by the Credit Agreement, dated as of February __, 1997 among The Chase Manhattan Bank, as Administrative Agent, the Lenders named therein and the Company.

         IN WITNESS WHEREOF, I have executed this Certificate as of this ___ day of February, 1997.



STONHARD, INC.                                        WILLIAM ZINSSER & CO.,
                                                      INCORPORATED

-----------------------                               ------------------------
By:                                                   By:
   --------------------                                  ---------------------
Title:                                                Title:
      -----------------                                      -----------------


CARBOLINE COMPANY                                     RUST-OLEUM CORPORATION


-----------------------                               ------------------------
By:                                                   By:
   --------------------                                  ---------------------
Title:                                                Title:
      -----------------                                      -----------------


DRYVIT SYSTEMS, INC.


-----------------------
By:
   --------------------
Title:
      -----------------

                                   SCHEDULE I
                                       TO
                        SUBSIDIARY OFFICER'S CERTIFICATE

                               MATERIAL AGREEMENTS
                               -------------------



As to Stonhard:            none

As to Carboline:           none

As to Dryvit:              none

As to Rust-Oleum:          none

As to Zinsser:             none

                                                                     EXHIBIT B-2


                                   OPINION OF
                         GENERAL COUNSEL OF THE COMPANY



                            [Dated the Closing Date]



To the Lenders and the Administrative
   Agent referred to below
c/o The Chase Manhattan Bank (National
   Association), as Administrative Agent
1 Chase Manhattan Plaza
New York, New York  10081

Ladies and Gentlemen:

         I am the Vice President and General Counsel of RPM, Inc., an Ohio corporation (the "Company"), and have acted in the capacity of General Counsel in connection with the Credit Agreement, dated as of February __, 1997 (the "Credit Agreement"), among the Company, the financial institutions referred to therein (the "Lenders") and The Chase Manhattan Bank, as administrative agent (in such capacity, the "Administrative Agent"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This opinion letter is being furnished to you at the request of the Company pursuant to Section 7.01(f) of the Credit Agreement.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Credit Agreement and the Notes.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

         1. The execution, delivery and performance by the Company of the Credit Agreement and the Notes do not contravene, or constitute a default under, any provision of any judgment, injunction, order or decree binding upon the Company or any of its Significant Subsidiaries (as defined in the opinion letter of

Calfee, Halter & Griswold LLP of even date herewith addressed to the Administrative Agent and the Lenders).

         2. Except as set forth in Section 8.03 of the Credit Agreement, there is no action, suit or proceeding against, or to the best of my knowledge threatened against or affecting, the Company or any of its Significant Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or which in any manner draws into question the validity of the Credit Agreement or the Notes.

         This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. The opinions expressed herein are expressed solely to you and, without the express written consent of the undersigned, may not be filed publicly or relied upon by any other persons (except assignees, transferees or participants of the Lenders to the extent comprised of financial institutions) for any reason.

                                            Very truly yours,

                                            Paul A. Granzier
                                            Vice President and General Counsel




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



                                                                       EXHIBIT C


                       FORM OF OPINION OF SPECIAL NEW YORK
                       COUNSEL TO THE ADMINISTRATIVE AGENT


                            [Dated the Closing Date]


To the Lenders
  and the Administrative Agent
  Referred to Below
c/o The Chase Manhattan Bank
1 Chase Manhattan Plaza
New York, New York  10081

Dear Sirs:

         We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of February __, 1997 among RPM, Inc., an Ohio corporation (the "Company"), the Lenders referred to therein (the "Lenders") and The Chase Manhattan Bank, as Administrative Agent (the "Administrative Agent"), and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 7.01(g) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

         Upon the basis of the foregoing, we are of the opinion that, assuming that the execution, delivery and performance by the Company of the Credit Agreement and the Notes delivered on the date hereof are within the Company's corporate powers and have been duly authorized by all necessary corporate action, the Credit Agreement constitutes a valid and binding agreement of the Company and such Notes constitute valid and binding obligations of the Company.

         In giving the foregoing opinion, we express no opinion as to (1) the effect (if any) of any law of any jurisdiction (except the State of New York) in which any

Lender is located which limits the rate of interest that such Lender may charge or collect; or (2) whether a holder of any Note may, under certain circumstances, be called upon to prove the outstanding amount of the Loans evidenced thereby.

         We are members of the bar of the State of New York and we do not herein express any opinion as to any matters governed by any laws other than the laws of the State of New York.

         This opinion is rendered to you solely in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon or furnished to any other person without our written consent.

                                            Very truly yours,





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